     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 15, 1999

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                               AMENDMENT NO. 3 TO
                                   FORM SB-2

                            ------------------------

                            SILVER STAR FOODS, INC.
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                NEW YORK                                    0638                                   11-3265942
    (State or other Jurisdiction of             (Primary Standard Industrial                    I.R.S. Employer
     Incorporation or Organization)               Classification Code No.                    Identification Number)

                               1000 South Avenue
                         Staten Island, New York 10314
                           Telephone: (718) 763-3000
                           Facsimile: (718) 763-6004
                   (Address and Telephone Number of Principal
               Executive Offices and Principal Place Of Business)


                                 MICHAEL TROTTA
   CHIEF EXECUTIVE OFFICER, PRESIDENT, CHIEF FINANCIAL OFFICER AND SECRETARY

           (Name, Address and Telephone Number of Agent for Service)
                               1000 South Avenue
                         Staten Island, New York 10314
                           Telephone: (718) 763-3000
                           Facsimile: (718) 763-6004
                         ------------------------------
                                   COPIES TO:


               Richard I. Anslow, Esq.                                  Jay M. Kaplowitz, Esq.
            Richard I. Anslow & Associates                         Gersten, Savage & Kaplowitz, LLP
                Freehold Office Plaza                                    101 East 52nd Street
                4255 Route 9, Suite D                                  New York, New York 10022
              Freehold, New Jersey 07728                              Telephone: (212) 752-9700
              Telephone: (732) 409-1212                               Facsimile: (212) 980-5192
              Facsimile: (732) 577-1188


    APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

    If this Form is filed to register additional securities for an offering pursuant to Rule 462 (b) under the Securities of Act, check the following box and list the Securities Act registration statement number earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462 (c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                        CALCULATION OF REGISTRATION FEE

                                                                                                           PROPOSED
                                                                                  PROPOSED                 MAXIMUM
              TITLE OF EACH CLASS                                             MAXIMUM OFFERING            AGGREGATE
              OF SECURITIES TO BE                       AMOUNT TO BE              PRICE PER                OFFERING
                   REGISTERED                            REGISTERED             SECURITY (1)                PRICE
Units                                                  862,500                      $6.00                    $5,175,000
                                                  units(2)(3)
Common Stock $.0001 par value...................  862,500 shares                     (4)                     (4)
Common Stock Purchase Warrants..................  1,725,000 warrants                 (4)                     (4)
Common Stock $.0001 par value...................  1,725,000 shares(5)(8)            $6.00                   $10,350,000
Underwriter's Warrants..........................  75,000 warrants(6)               $.0001                   $7.50
Units...........................................  75,000 units                      $9.90                      $742,500
Common Stock $.0001 par value...................  75,000 shares                      (7)                     (7)
Common Stock Purchase Warrants..................  150,000 warrants                   (7)                     (7)
Common Stock $.0001 par value...................  150,000 shares(5)(8)              $6.00                      $900,000
Units...........................................  20,000 units(2)(9)                $6.00                      $120,000
Common Stock $.0001 par value...................  20,000 shares                     (10)                           (10)
Common Stock Purchase Warrants..................  40,000 warrants                   (10)                           (10)
Common Stock $.0001 par value...................  40,000 shares(5)(8)               $6.00                      $240,000
Total...........................................                                                         $17,527,507.50


                                                         AMOUNT
              TITLE OF EACH CLASS                          OF
              OF SECURITIES TO BE                     REGISTRATION
                   REGISTERED                              FEE

Common Stock $.0001 par value...................           --
Common Stock Purchase Warrants..................           --
Common Stock $.0001 par value...................         $2,877.30
Underwriter's Warrants..........................          $.01
Units...........................................           $206.42
Common Stock $.0001 par value...................           --
Common Stock Purchase Warrants..................           --
Common Stock $.0001 par value...................           $250.20
Units...........................................            $33.38
Common Stock $.0001 par value...................           --
Common Stock Purchase Warrants..................           --
Common Stock $.0001 par value...................             66.72
Total...........................................         $4,839.30(11)

Units                                                    $1,438.65


(1) Estimated solely for purposes of computation of the registration fee pursuant to Rule 457.

(2) Each Unit offered hereby consists of one share of Common Stock and two Common Stock Purchase Warrants.


(3) Includes 112,500 Units subject to an over-allotment option granted to the Underwriter.


(4) Pursuant to Rule 457(i), no additional registration fee is required for these shares and warrants being registered as part of the Units offered hereby, since no additional consideration is being paid for them.


(5) Issuable upon exercise of the Common Stock Purchase Warrants included in the Units.


(6) Underwriter's Warrants to be issued to the Underwriter consists of warrants to purchase 75,000 Units.


(7) Pursuant to Rule 457(i), no additional registration fee is required for these shares and warrants being registered as part of the 75,000 Units included in the Underwriter's Warrants, since no additional consideration is being paid for them.



(8) Pursuant to Rule 416, there are also being registered such additional securities as may become issuable pursuant to the anti-dilution provisions of the Warrants.



(9) Represents shares owned by a security holder of the Company which are being registered hereby but are not part of the Underwritten offering.


(10) Pursuant to Rule 457(i), no additional registration fee is required for these shares and warrants being registered as part of the 20,000 units included in the selling security holder units, since no additional consideration is being paid for them.


(11) All of which has previously been paid.

                         ------------------------------


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH A DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(A), MAY DETERMINE.


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                            SILVER STAR FOODS, INC.
                             CROSS REFERENCE SHEET
          SHOWING LOCATION IN PROSPECTUS OF PART I ITEMS OF FORM SB-2

                    ITEM NUMBER AND HEADING
              IN FORM SB-2 REGISTRATION STATEMENT                                LOCATION IN PROSPECTUS
----------------------------------------------------------------  -----------------------------------------------------
       1.  Front of Registration Statement and Outside Front
             Cover Page of Prospectus...........................  Outside Front Cover Page
       2.  Inside Front and Outside Back Cover Pages of
             Prospectus.........................................  Inside Front Cover Page; Outside B
       3.  Summary Information and Risk Factors.................  Prospectus Summary; Risk Factors
       4.  Use of Proceeds......................................  Prospectus Summary; Use of Proceeds.
       5.  Determination of Offering Price......................  Outside Front Cover Page; Risk Factors
       6.  Dilution.............................................  Risk Factors; Dilution
       7.  Selling Security Holders.............................  Not Applicable
       8.  Plan of Distribution.................................  Outside Front Cover Page; Underwriter
       9.  Legal Proceedings....................................  Not Applicable.
      10.  Directors, Executive Officers, Promoters and Control
             Persons............................................  Management; Principal Shareholders
      11.  Security Ownership of Certain Beneficial Owners and
             Management.........................................  Management; Principal Shareholders
      12.  Description of Securities............................  Risk Factors; Capitalization; Securities; Shares
                                                                    Eligible for Future Sale
      13.  Interest of Names Experts and Counsel................  Legal Matters
      14.  Disclosure of Commission Position on Indemnification
             for Securities Act
             Liabilities........................................  Management
      15.  Organization within Last Five Years..................  Management; Principal Shareholders
      16.  Description of Business..............................  Prospectus Summary; Business
      17.  Management's Discussion and Analysis or Plan of
             Operation..........................................  Management's Discussion And Analysis
      18.  Description of Property..............................  Proposed Business
      19.  Certain Relationships and Related
             Transaction........................................  Certain Transactions
      20.  Market for Common Equity and Related Stockholder
             Matters............................................  Outside Front Cover Page; Risk Factors; Description
                                                                    Of the Securities
      21.  Executive Compensation...............................  Management; Executive Compensation
      22.  Financial Statements.................................  Financial Statements
      23.  Change in and Disagreements with Accountants On
             Accounting and Financial Disclosure................  Not Applicable

    INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENTS BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO THE REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                  SUBJECT TO COMPLETION, DATED MARCH 15, 1998



                                 750,000 UNITS


                                                                     [LOGO]
                            SILVER STAR FOODS, INC.


                       EACH UNIT CONSISTING OF ONE SHARE
                     OF COMMON STOCK, $.0001 PAR VALUE, AND
                 TWO REDEEMABLE COMMON STOCK PURCHASE WARRANTS



    Silver Star Foods, Inc. (the "Company"), a New York corporation, is offering hereby 750,000 units ("Units"), through Royal Hutton Securities Corp. (the "Underwriter"). Each Unit consists of one share of Common Stock, $.0001 par value (the "Common Stock") and two Redeemable Common Stock Purchase Warrants (the "Warrants"). This Prospectus also relates to the offering of 20,000 Units by a securityholder of the Company (the "Selling Security Holder") which are being registered for resale pursuant to the registration statement of which this Prospectus is a part.



    Each of the Warrants entitles the holder thereof to purchase one share of Common Stock (the "Shares") at a price of $6.00 per share, subject to adjustment in certain circumstances, at any time commencing on the first anniversary of the effective date of the registration statement ("Effective Date") and expiring on the four year anniversary of the Effective Date of the registration statement of which this Prospectus is a part.



    The Warrants are subject to redemption by the Company, commencing on the first anniversary of the Effective Date at a price of $0.01 per Warrant, upon prior written notice of not less than thirty (30) days mailed within ten (10) days after the average of the closing bid price of the Common Stock, for a period of ten (10) consecutive trading days has equaled or exceeded $8.50. See "Description of Securities."



    Prior to this offering (the "Offering"), there has been no public market for the Units, the Common Stock or the Warrants (collectively the "Securities") and there is no assurance that such a public market will develop or be sustained after the completion of the Offering. The initial public offering price of the Units and the exercise price and terms of the Warrants have been determined by negotiation between the Company and the Underwriter and bear no relation to the Company's earnings, assets, book value, net worth, or any other recognized criteria of value. See "Underwriting." It is anticipated that the Units, Common Stock and Warrants will be traded on the OTC Bulletin Board ("OTC Bulletin Board"). In the event the Securities are not quoted on the OTC Bulletin Board, quotes may be included in the "pink" sheets for the over-the-counter market. There can be no assurance that an active trading market will develop. As a result an investor may find it more difficult to dispose of, or to obtain adequate quotations, as to the prices of the Units, Common Stock and Warrants offered hereby. See "Risk Factors."


    THESE ARE SPECULATIVE SECURITIES. SEE "RISK FACTORS" BEGINNING ON PAGE 8 FOR A DISCUSSION OF CERTAIN FACTORS TO BE CONSIDERED BY PROSPECTIVE INVESTORS.
 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
            REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                                                                                        UNDERWRITING        PROCEEDS TO
                                                                  PRICE TO PUBLIC      DISCOUNTS (1)         COMPANY(2)
Per Unit.......................................................        $6.00               $0.60               $5.40
Total (3)......................................................      $4,500,000           $450,000           $4,050,000



(1) See "Underwriting" for additional compensation to the Underwriter consisting of: (i) three (3%) percent of the gross proceeds of the Offering ($135,000 or $155,250 if the Over- Allotment Option (as defined below) is exercised in full) as a non-accountable expense allowance; and (ii) a three (3) year $36,000 annual financial consulting fee.



(2) The Company has granted to the Underwriter a forty-five (45) day option to purchase up to an additional 112,500 Units, upon the same terms and conditions set forth above, solely to cover over-allotments, if any (the "Over-Allotment Option"). If the Over-Allotment Option is exercised in full the total Price to Public, Underwriting Discounts and Proceeds to Company, will be $5,175,000, $517,500, $4,657,500, respectively (see "Underwriting").



(3) Does not include 20,000 Units to be offered by the Selling Securityholder (the "Selling Security Holder Units"), which are not part of the underwritten offering. The Company will receive no proceeds from the sale of the Selling Security Holder Units.



    The Units are offered on a "firm commitment" basis by the Underwriter, subject to prior sale, when, as, and if delivered and accepted by it and subject to approval of certain legal matters by the Underwriter's legal counsel and certain other conditions. The Underwriter reserves the right to reject orders in whole or in part and to withdraw, cancel or modify the offer without notice. It is expected that delivery of the certificates representing the securities comprising the Units will be made against payment therefor at the
offices of the Underwriter, in New York City, on or about March   , 1999.

                           --------------------------

                         ROYAL HUTTON SECURITIES CORP.
                               ------------------


               THE DATE OF THIS PROSPECTUS IS            , 1999.

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO ANY PERSON IN ANY JURISDICTION WHERE SUCH OFFER WOULD BE UNLAWFUL. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION SET FORTH HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.


    CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE MARKET PRICE OF THE SECURITIES AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE AFFECTED ON THE OVER-THE-COUNTER ELECTRONIC BULLETIN BOARD OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.


    The Company intends to furnish its shareholders with annual reports containing audited financial statements after the end of each fiscal year, and make available such other periodic reports as the Company may deem to be appropriate or as may be required by law. The Company's fiscal year ends on March 31 of each year.

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION, INCLUDING THE FINANCIAL STATEMENTS AND NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS. EACH PROSPECTIVE INVESTOR IS THEREFORE URGED TO READ THIS PROSPECTUS IN ITS ENTIRETY. UNLESS THE CONTEXT OTHERWISE REQUIRES, THE TERM "THE COMPANY" REFERS TO SILVER STAR FOODS, INC., A NEW YORK CORPORATION. THIS PROSPECTUS CONTAINS FORWARD LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS IN "RISK FACTORS."

THE COMPANY

    Silver Star Foods, Inc. (the "Company") is a distributor of a wide range of pre-packaged frozen pasta products in the New York metropolitan area. The Company sells its products primarily to supermarkets or to distributors who resell the products to supermarkets. The Company's products are primarily "stuffed" pasta such as ravioli and tortellini, which must be refrigerated or frozen when stored. The Company intends to establish a manufacturing facility with the proceeds of this Offering. The Company believes, although there can be no assurance, that acquiring manufacturing capacity and entering into agreements with additional sales representatives will enable it to expand its customer base to supermarket chains and small distributors in other regional markets and to large volume customers such as club stores, restaurant chains, and customers requiring private label manufacturing. See "Business--Expansion Strategy."


    The family of the Company's Chairman, Chief Executive Officer and Principal Shareholder, Michael Trotta, owned and operated Silver Star Ravioli & Macaroni, Inc. ("SSRM") for over fifty years. SSRM was engaged in the business of selling pasta products under the Silver Star name. In 1992, SSRM declared bankruptcy, largely due to financial problems caused by SSRM's outdated manufacturing facilities, and was liquidated. In March 1995, Michael Trotta, who had been an employee at SSRM, formed the Company to distribute a select number of food products under that label. The Company purchased the "Silver Star" trade name in 1997 from Vincent Trotta, the father of the Company's President. See "Business-- Background" and "Certain Transactions."


    The Company has become a distributor of a variety of pre-packaged Italian stuffed pasta food products, including ravioli, tortellini, cavatelli, gnocchi and manicotti. According to a report by A.C. Nielson & Co., in 1997, sales of the Company's products accounted for approximately 7.5% of the frozen pasta market among supermarkets in the New York Metropolitan area. The Company promotes its products to these supermarkets with the assistance of food brokers, who receive commissions for such sales. The Company regularly offers discounts or "specials," on its products and arranges for such specials to be listed in the supermarket circular which is available to each of the supermarket customers as they enter the store. See "Business."

    The Company also sells its products to small distributors who resell the frozen pasta to grocery stores and restaurants. Although this constitutes a small portion of the Company's business, the Company has distributors in locations such as Nevada and California. The Company intends, although there can be no assurance it will be able to, to establish relationships with additional distributors in order to expand into other regions and markets. See "Business--Sales and Distribution."

    The Company's marketing efforts emphasize the Silver Star tradition of quality. The Company also hopes to capitalize on the growing popularity of pasta, many types of which are lower in fat than most other frozen food products. See "Business--Marketing."

    Currently, the Company has manufacturing agreements with Mount Rose Ravioli and Macaroni, Inc. ("Mount Rose") and Savignano Foods Corporation ("Savignano"). These companies manufacture and package the products that the Company sells under the Silver Star name. The Company believes that this arrangement is satisfactory for sales to its existing customer base. However, this arrangement limits the

Company's ability to increase profit margins and to pursue certain types of customers. In order to achieve significant sales growth and to operate profitably, the Company's management believes it needs to establish its own manufacturing facility or to seek better manufacturing terms from its suppliers. See "Business--Principal Suppliers."


    The Company believes, although there can be no assurance, that establishing a manufacturing facility will enable it to produce its products at a lower cost without sacrificing quality. A manufacturing facility should also allow the Company to respond to customer orders more quickly and to allow it more flexibility in changing its product mix. The Company intends, although there can be no assurance, to establish a manufacturing facility. This will be done by either: (i) acquiring land and constructing and equipping a new facility on such land; or (ii) leasing an existing facility (possibly with an option to buy such facility), which is likely to require an investment to update or improve the facility. See "Business--Manufacturing."


    The Company was incorporated in New York in March 1995 under the name Silver Star Ravioli, Inc. The Company changed its name in July 1997. The Company maintains its principal offices at 1000 South Avenue, Staten Island, New York, 10314 and its telephone number is (718) 763-3000.

                                  THE OFFERING


Securities Offered............  750,000 Units. Each Unit consists of one share of Common
                                Stock and two Redeemable Common Stock Purchase Warrants.
                                The shares of Common Stock and the Warrants comprising the units are detachable and separately transferable after
                                ninety (90) days from the Effective Date, or earlier with
                                the consent of the Underwriter(1).
                                See "Description of Securities" and "Underwriting."

Common Stock Outstanding

  Prior to the Offering.......  3,276,000

  After the Offering..........  4,026,000(2)(3)

Warrants Outstanding

  Prior to the Offering.......  96,000

  After the Offering..........  1,596,000(3)

Exercise Price of Warrants....  Each Warrant is exercisable at an exercise price of $6.00 per share. The exercise price of the Warrants is subject to adjustment in certain circumstances. See "Description of
                                Securities--Warrants."

Exercise Period...............  Each Warrant is exercisable commencing on the first anniversary of the Effective Date of the Registration
                                Statement. The Warrants expire on the four year anniversary of the Effective date of the Registration Statement.

Redemption....................  The Warrants are redeemable by the Company commencing on the first anniversary of the Effective Date of the
                                Registration Statement at a price of $0.01 per Warrant,
                                upon prior written notice of not less than thirty (30) days mailed within ten (10) days after the average of the
                                closing bid price of the Common Stock for a period of ten
                                (10) consecutive trading days has equaled or exceeded
                                $8.50.

Offering Price................  $6.00 per Unit

Use of Proceeds...............  Purchase and/or renting of manufacturing facilities; buying and/or leasing of equipment; repayment of bridge loan
                                promissory notes; working capital and for general corporate purposes.

Risk Factors..................  An investment in the Units offered hereby involves a high degree of risk and therefore the Units should not be
                                purchased by anyone who cannot afford the loss of their
                                entire investment. Prospective purchasers of the Units
                                should carefully review and consider the factors set forth under "Risk Factors" as well as other information contained herein, before purchasing any of the Units. See "Risk
                                Factors."



                                                            SYMBOLS
                                                           ---------
OTC Bulletin Board Symbols(4).........  Units              SILVU
                                        Common Stock       SILV
                                        Warrants           SILVW


------------------------


(1) Does not include 20,000 Units being registered herein on behalf of the Selling Securityholder.



(2) Does not include an aggregate of 500,000 shares of Common Stock reserved for issuance upon the exercise of options available for grant under the Company's 1998 Stock Option Plan, See "Management--Option Plan."



(3) Assumes no exercise of the Over-Allotment Option, Warrants offered herein, or Underwriter's Warrants.



(4) It is anticipated that the Units, Common Stock and Warrants will be traded on the OTC Bulletin Board or through the "pink sheets." There can be no assurance that an active trading market will develop. As a result, an investor may find it more difficult to dispose of, or to obtain adequate quotations as to the prices of the Units, Common Stock and Warrants offered hereby. See "Risk Factors."

                         SUMMARY FINANCIAL INFORMATION


    The following table sets forth summary historical financial information of the Company for the years ended March 31, 1997 and March 31, 1998 and the nine months ended December 31, 1997 and December 31, 1998.


    The summary historical financial data should be read in conjunction with the financial statements (and notes thereto) of the Company and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.


                                                                             1997        1998        1997          1998
                                                                          ----------  ----------  -----------  -------------
                                                                              FOR THE YEARS          FOR THE NINE MONTHS
                                                                             ENDED MARCH 31,          ENDED DECEMBER 31,
                                                                          ----------------------  --------------------------
                                                                                                  (UNAUDITED)   (UNAUDITED)

Statement of Operating Data:

Revenues................................................................  $1,450,438  $1,343,276  $   961,811   $   856,723

Gross Profit............................................................  $  478,190  $  144,521  $   143,975   $   121,514

Operating Expenses......................................................  $  479,881  $  485,293  $   317,353   $   415,353

Net Income (Loss).......................................................  $  (19,221) $ (355,113) $  (184,103)  $  (423,230)

Per Share Data:

  Net Earnings (Loss) Per Share.........................................  $     (.01) $     (.08) $      (.04)  $      (.11)

  Weighted Average Number of Shares Outstanding.........................   3,200,000   4,300,274    4,136,727     3,944,320



                                                                                           DECEMBER 31, 1998
                                                                    MARCH 31          ---------------------------
                                                            ------------------------                 AS ADJUSTED
                                                               1997         1998         ACTUAL        (1),(2)
                                                            -----------  -----------  -------------  ------------

Total Assets..............................................  $   195,842  $   352,367  $     618,621   $3,201,716

Working Capital (Deficiency)..............................  $  (295,311) $  (316,443) $  (1,203,042)  $2,180,053

Stockholders' Equity (Deficiency).........................  $  (112,390) $   (67,503) $    (612,133)  $3,013,116


------------------------


(1) Assumes gross proceeds from the offering of $4,500,000, less underwriter's discount and expenses and other costs of the offering of $450,000, $135,000 and $200,000, respectively. Also assumes repayment of the bridge loan of $700,000 and the amortization of deferred finance costs of $142,154. Does not include any amount payable to the Underwriter pursuant to a financial advisory and investment banking agreement.



(2) Does not assume the sale of any of the shares or warrants available to cover the underwriter's over-allotment option, the exercise of the warrants or the exercise of the underwriter's warrants.

                                  RISK FACTORS

    AN INVESTMENT IN THE SECURITIES BEING OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. PRIOR TO MAKING ANY INVESTMENT DECISION, PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS TOGETHER WITH THE OTHER INFORMATION PRESENTED IN THIS PROSPECTUS INCLUDING THE FINANCIAL STATEMENTS (AND NOTES THERETO).

RECENT LOSSES, GOING CONCERN LETTER IN AUDITOR'S REPORT, WORKING CAPITAL DEFICIT


    For the nine months ended December 31, 1998, the year ended March 31, 1998 and the year ended March 31, 1997, the Company has recorded a net (loss) of ($423,230), ($355,113) and ($19,221), respectively. At December 31, 1998, the
Company had a working capital deficit of $1,203,042 and an accumulated deficit of $891,053. The auditor's report to the Company's financial statements for the year ended March 31, 1998, states that the working capital deficit and stockholder equity deficit raise doubts about the Company's ability to operate as a going concern. For at least the current fiscal year, the Company is likely to incur losses from operations as a result of, among other things, its expansion strategy. There can be no assurance that the Company will achieve profitability at any time in the future or, if achieved, sustain such profitability. See "Financial Statements."


RISKS RELATED TO EXPANSION STRATEGY

    The Company's expansion strategy and the opening and success of its proposed manufacturing facilities will depend on various factors (which factors will vary depending on how the Company implements its expansion strategy), including, the availability of a manufacturing plant and equipment, the negotiation of acceptable lease terms, licensing and regulatory compliance, the ability to meet production and construction schedules, the general ability to manage successfully its anticipated growth (including monitoring its production facilities, controlling costs, and maintaining effective quality control), and general economic and business conditions. Not all of the foregoing factors are in control of the Company. The implementation of the Company's expansion strategy will increase operating costs which, in turn, could adversely affect its business, financial condition or results of operations. Having recently embarked on its expansion strategy, there can be no assurance that the Company will successfully implement its strategy or that its strategy will result in profitability. Consistent with its expansion strategy, the Company anticipates entering into new geographic regions in which it has no previous operating experience. No assurance can be given that the Company will be successful in new geographic regions. See "Business-- Expansion Strategy" and "Business--Suppliers."

LIMITED OPERATING HISTORY, NEW BUSINESS ACTIVITIES

    The Company has operated only since 1995. The Company has never engaged in the manufacturing of food products or sold significant quantities of products outside the New York area or to institutional customers. The Company will be required to incur additional fixed costs, which could limit the Company's ability to reduce expenses in an economic downturn or a slow seasonal period. Additionally, the Company will need to locate suppliers and other service products for its manufacturing facility, the availability of which there can be no assurance. Therefore, the Company's prospects must be considered in light of the risks, expenses and difficulties frequently encountered by a new small business in a highly competitive industry. See "Business."

BANKRUPTCY OF PREVIOUS BUSINESS

    The Company's management participated in the management of SSRM. In 1992, SSRM declared bankruptcy and was liquidated. SSRM had experienced financial problems largely brought on by its outdated manufacturing plant. Competitors with newer facilities were able to offer products at lower prices and on a more flexible schedule. SSRM's attempts to upgrade the facility were ineffective and the debts incurred in connection with the attempted upgrade eventually caused SSRM to go bankrupt. Although the

Company will be establishing a new, modern manufacturing facility, the Company is engaged in the same business operating under the same trade name as SSRM. Therefore, the Company's prospects for success must be evaluated in light of the factors which led to the failure of SSRM. See "Business--Historical Background."

COMPETITION

    The food industry is highly competitive. Competition for shelf space in grocery stores and supermarkets is intense and poses great difficulty for smaller companies. The Company competes with numerous companies in the New York area, including the Company's two suppliers. The Company will likely encounter similar competition as it enters new markets. Many of these competitors are larger and have greater financial and other resources, including production and distribution facilities, than the Company. The Company's products compete with frozen food products, other pasta products and all food products in general. Increased competition could result in price reductions, reduced margins or loss of market share, any of which could materially adversely affect the Company's business, prospects, financial condition and results of operations. Further, there can be no assurance that the Company will be able to compete successfully against current and future competitors or that competitive pressures faced by the Company will not have a material adverse effect on its business, prospects, financial condition and results of operations. See "Business--Competition."

DEPENDENCE ON KEY CUSTOMERS, DEPENDENCE ON KEY SALES REPRESENTATIVES


    For the year ended March 31, 1998 and the nine months ended December 31, 1998, the Company's five largest customers accounted for an aggregate of approximately 97% and 98%% of its total sales, respectively. The Company has no long term arrangements with any of these customers. While the Company generally believes its relationships with its customers are good, there can be no assurance that these or any other customers will continue to purchase the Company's products. See "Business--Sales and Distribution."



    The Company sells its products through sales representatives who are known in the industry as food brokers. For the year ended March 31, 1998 and the nine months ended December 31, 1998, approximately 97% and 98%, respectively, of its sales in the New York market were undertaken by Douglas Sales Associates, Inc. and their predecessors. See "Business--Sales and Distribution."


    The loss of the Company's relationships with these or other key customers or food brokers could adversely affect the Company's business, prospects, financial condition and results of operations.

DEPENDENCE ON KEY SUPPLIERS, RISK OF PRICE FLUCTUATIONS, TERMINABLE CONTRACTS


    The Company purchases all of its products from two suppliers, Mount Rose and Savignano. The prices of products purchased from Mount Rose are revised every six months. The prices of products purchased from Savignano are subject to increase if the Company fails to order certain minimum amounts of products. The Company has historically been able to pass significant price increases through to its customers. However, no assurance can be given that it will be able to do so in the future. The Company has entered into a 1 year agreement with Mount Rose, expiring February 2000, and the agreement with Savignano is terminable by either party upon 120 days notice. Both Mount Rose and Savignano sell products that compete with the Company's products directly to supermarkets and distributors. There can be no assurance that such agreements will not be terminated, particularly since Mount Rose and Savignano are aware of the Company's plans to establish its own manufacturing facility. The loss of any of its current suppliers would have a material adverse effect on its business, financial condition or results of operations until a relationship could be established with new suppliers or a manufacturing facility could be established. See "Business--Suppliers" and "Business--Competitors."

DEPENDENCE ON KEY PERSONNEL; NEED FOR ADDITIONAL EXECUTIVE OFFICERS


    The Company is dependent to a great extent upon the experience, abilities and continued services of Michael Trotta, the Company's President, Chief Executive Officer and Chief Financial Officer. The loss of services of Mr. Michael Trotta could have a material adverse effect on the Company's business, financial condition or results of operation. The Company has entered into a three year employment agreement with Michael Trotta, and is purchasing Key man life insurance on the life of Michael Trotta. The Company intends to purchase Key man life insurance on Michael Trotta in the amount of $750,000, upon receipt of the proceeds of this Offering. In order to implement the Company's expansion strategy, the Company will need to hire additional executive officers, including an experienced chief financial officer. There can be no assurance that the Company will be able to identify the proper individuals or that such individuals would be willing to be employed by the Company on terms acceptable to the Company. See "Management."


ABSENCE OF TRADEMARK REGISTRATION, ABSENCE OF PATENT PROTECTION

    The Company acquired the Silver Star trademark from Vincent Trotta in 1997. Mr. Trotta had acquired the trademark from SSRM, who had registered the trademark with the US Patent and Trademark Office. The Company failed to renew its registration of the trademark. Although it does maintain certain rights in the trademark, it currently does not have the protection against infringement offered by registration. If the Company were required to cease using "Silver Star", it could have a material adverse effect on the Company. The Company is in the process of filing its application to register the trademark. There can be no assurance that the Company's application will be accepted. Although registration affords the Company the protection of federal trademark laws against the unauthorized use of the protected mark or a use deemed "confusingly similar" under federal trademark law, there can be no assurance that third parties will not infringe on the Company's current or future trademark registrations or that the Company will have sufficient resources to defend against any such infringement successfully or at all. See "Business--Proprietary Rights."

    The Company does not have any patents on its recipes or production processes or trademarks on the names of its products. Because it currently uses other businesses in the industry to manufacture it products, competitors are familiar with the Company's recipes, production processes and products. There can be no assurance that these competitors will not be able to utilize this information to gain a competitive advantage over the Company.

POTENTIAL LIABILITY; AVAILABILITY OF INSURANCE

    The Company, from time to time, is subject to lawsuits as a result of its business and currently maintains insurance relating to personal injury in amounts that it considers adequate and customary for the food industry. No assurance can be given that the Company will be able to obtain insurance policies in the future. In addition, any successful claim against the Company, in an amount exceeding its insurance coverage, could have a material adverse effect on its business, financial condition or results of operation.

DEPENDENCE ON EFFECTIVE DELIVERY SYSTEM


    The Company's success depends upon an effective system of delivery for its products for which the Company currently uses common carriers. The dependence on other companies for delivery of its products poses a risk to the Company, particularly as the Company increases its delivery to the eastern United States. There can be no assurance that the Company will continue to be able to negotiate acceptable freight rates in the future or that delivery will not be disrupted for reasons including, but not limited to, adverse weather, natural disasters or labor disputes in the trucking industry. See "Business."

CONTINUED CONTROL BY MANAGEMENT


    Upon completion of the Offering, management of the Company (specifically, Michael Trotta, the Company's Chairman, President, CEO and CFO) will beneficially own approximately 79.5% of the Company's outstanding Common Stock. The Company's stockholders do not have the right to cumulative voting in the election of directors. Accordingly, Management will be in a position to exert control over the business and operations of the Company, including the election of all directors of the Company and approval of significant corporate transactions. Currently, members of the Trotta family hold two of the four seats on the Company's Board of Directors. In 1996, due to debts incurred with the failure of SSRM, Michael Trotta filed for bankruptcy. See "Principal Stockholders" and "Management."


MANAGEMENT'S BROAD DISCRETION IN APPLICATION OF THE PROCEEDS.


    19.6% of the net proceeds of the offering has been allocated to Working Capital and General Corporate Purposes. An additional 61.0% has been allocated for the establishment of a manufacturing facility and the acquisition or leasing of the equipment to be used in the facility. Although the Company has obtained quotes and investigated establishing such a facility, it has not yet identified the location of its planned facility. Accordingly, the Company's management and the board of directors, will have broad discretion as to the allocation and use of such proceeds. See "Use of Proceeds."


GOVERNMENT REGULATION

    The Company is subject to numerous state regulations relating to the preparation and sale of food. It is also subject to federal and state laws governing the Company's relationship with its employees, including minimum wage requirements, overtime, working and safety conditions, and citizenship requirements. Commencement of manufacturing of food would subject the Company to numerous other regulations of the U.S. Food and Drug Administration and the U.S. Department of Agriculture including unannounced on site inspections. The failure to obtain or retain required food licenses or to be in compliance with applicable governmental regulations, or any increase in the minimum wage rate, employee benefits costs (including costs associated with mandated health insurance coverage) or other costs associated with employees, could adversely affect the business, results of operations or financial condition of the Company. Proposals are under consideration at the federal level to introduce a system of mandated health insurance. This and other initiatives could adversely affect the Company's operations as well as the food industry in general. A failure to comply with one or more regulatory requirements could result in a variety of sanctions, including fines and the withdrawal of the Company's products from store shelves. The Company is not aware of any currently existing facts or circumstances that would cause it to fail to comply with any of the regulations to which it is currently subject.

RISKS INHERENT IN THE FOOD INDUSTRY

    The results of operations in the food industry can be affected by, among other things, changes in consumer tastes, national, regional and local economic conditions and demographic trends. The Company believes that the pasta market is a growing market, but there can be no assurance that changes in the market will not occur which would adversely affect the Company.

    The Company faces all of the risks inherent in the production and distribution of frozen food products, including contamination, adulteration and spoilage, and the associated risks of product liability litigation. Such risks will be increased if the Company establishes a manufacturing facility. There can be no assurance that the Company's procedures will be adequate to prevent the occurrence of such events. See "Business."

SHARES ELIGIBLE FOR FUTURE SALE


    The Company has outstanding 3,276,000 shares of common stock all of which were issued and sold by the Company in private transactions in reliance upon exemptions from registration under the Securities Act. Other than the shares of common stock included in the 20,000 Selling Security Holder Units such shares may be sold only pursuant to an effective registration statement filed by the Company or an applicable exemption, including the exemption contained in Rule 144 promulgated under the Securities Act. Other than the shares of common stock included in the 20,000 Selling Security Holder Units, each pre-offering shareholder has entered into a 12 month lock-up agreement with the Underwriter. In general, under Rule 144 as currently in effect, a shareholder, including an affiliate of the Company, may sell shares of common stock after at least one year has elapsed since such shares were acquired from the Company or an affiliate of the Company. The number of shares of common stock which may be sold within any three-month period is limited to the greater of one percent of the then outstanding number of shares of common stock or the average weekly trading volume in the common stock during the four calendar weeks preceding the date on which notice of such sale was filed under Rule 144. Certain other requirements of Rule 144 concerning availability of public information, manner of sale and notice of sale must also be satisfied. In addition, a shareholder who is not an affiliate of the Company (and who has not been an affiliate of the Company for 90 days prior to the sale) and who has beneficially owned shares acquired from the Company or an affiliate of the Company for over two years may resell the shares without compliance with the foregoing requirements under Rule 144.


    The Selling Security Holder Shares are being registered for resale pursuant to the registration statement of which this Prospectus is a part.

    No predictions can be made as to the effect, if any, that future sales of shares, or the availability of shares for future sale, will have on the market price of the common stock prevailing from time to time. Nevertheless, sales of substantial amounts of common stock, or the perception that such sales may occur, could have a material adverse effect on prevailing market prices. See "Description of Securities--Shares Eligible for Future Sale."


IMMEDIATE AND SUBSTANTIAL DILUTION OF 91%



    The investors in this Offering will suffer immediate dilution of $5.46 per share or 91%, assuming no value is attributed to the Warrants. See "Dilution."


ADDITIONAL FINANCING

    The Company anticipates that the proceeds from the Offering, together with projected cash flow from operations, will be sufficient to fund its operations, including its proposed expansion, for at least the next 12 months. Thereafter, the Company may need to raise additional funds to continue to implement its expansion strategy. There can be no assurance that additional financing will be available or if available will be on favorable terms.


ABSENCE OF PUBLIC MARKET; QUARTERLY FLUCTUATIONS; SEASONALITY; POSSIBLE
  VOLATILITY OF STOCK PRICE



    Prior to this offering there has been no public market for the Securities, and there can be no assurance that any active trading market therefor will develop or, if any such market develops, that it will be sustained. The Company's business is somewhat seasonal. Although there exists a steady market for the Company's products from September through June, with sales rising during the Christmas holidays, sales usually decline in July and August. As a result, the Company believes that period-to-period comparisons of its results of operations are not necessarily meaningful and should not be relied upon as any indication of future performance. In the event the Company's operating results fall below the expectations of public market analysts and investors, the market price of the Securities would likely be materially adversely affected. Additionally, quarterly operating results of the Company or other developments affecting the

Company, such as announcements by the Company or its competitors regarding acquisitions or dispositions, new procedures or technology, changes in general conditions in the economy, and general market conditions could cause the market price of the Securities to fluctuate substantially. The equity markets have, on occasion, experienced significant price and volume fluctuations that have affected the market prices for many companies' securities and have often been unrelated to the operating performance of these companies. See "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."


ABSENCE OF DIVIDENDS

    The Company has never declared or paid any cash dividends on its Common Stock. The Company intends to retain its earnings, if any, to finance the growth and development of its business and therefore does not anticipate paying any cash dividends on its Common Stock in the foreseeable future. Although dividends are not limited currently by any agreements, it is anticipated that future agreements, if any, with institutional lenders or others may limit the Company's ability to pay dividends on the Common Stock. Any future determination to pay cash dividends will be at the discretion of the Board of Directors and will be dependent upon the Company's financial condition, results of operations, capital and legal requirements and such other factors as the Board of Directors deems relevant. See "Dividend Policy."

CURRENT PROSPECTUS AND STATE REGISTRATION REQUIRED TO EXERCISE WARRANTS AND
  OPTIONS

    At such time as the Shares and Warrants become registered under the Securities Act, holders of the Warrants will be able to exercise the Warrants only if (i) a current Prospectus under the Securities Act relating to the Shares is then in effect and (ii) the Shares are qualified for sale or exempt from qualification under the applicable securities laws of the state in which the various holders of Warrants reside. Although the Company has agreed to use its best efforts to maintain a current registration covering the Shares, there can be no assurance that the Company will be able to do so. The value of the Shares may be greatly reduced if a registration statement covering the Shares is not kept current or if the Shares are not qualified, or exempt from qualification, in the states in which the holders of warrants reside. Persons holding warrants who reside in jurisdictions in which the Shares are not qualified and in which there is no exemption will be unable to exercise their Warrants and would either have to sell their Warrants or allow them to expire unexercised.

FORWARD LOOKING STATEMENTS


    This Prospectus includes "forward-looking statements" within the meaning of
Section 27A of the Securities Act, and Section 21E of the Exchange Act. The actual results of the Company may differ significantly from the results discussed in such forward-looking statements. Certain factors which may cause such differences include, but are not limited to, the factors discussed in this "Risk Factors" section. The safe harbors contained in Section 27A of the Securities Act and Section 21E of the Exchange Act, which apply to certain forward-looking statements, are not applicable to this Offering.


OFFERING PRICE ARBITRARILY DETERMINED


    The offering price of the Securities has been determined by negotiation between the Company and the Underwriter and is not necessarily related to the Company's assets, earnings, book value or any other objective standard of value.


LIMITED LIABILITY OF DIRECTORS

    As permitted by the New York Business Corporation Law, the Company's certificate of incorporation eliminates personal liability of a director to the Company and its stockholders for monetary damages for breach of fiduciary duty as a director, except in certain circumstances. Accordingly, stockholders may have limited rights to recover monetary damages against the Company's directors for breach of fiduciary duty.

AUTHORIZATION AND DISCRETIONARY ISSUANCE OF PREFERRED STOCK

    The Company's Certificate of Incorporation authorizes the issuance of 1,000,000 shares of "blank check" preferred stock, par value $.001, with such designations, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of the Company's Common Stock. In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. Although the Company has no present intention to issue any shares of its preferred stock, there can be no assurance that the Company will not do so in the future. See "Description of Securities--Preferred Stock."

EFFECT OF ISSUANCE OF COMMON STOCK UPON EXERCISE OF WARRANTS AND OPTIONS;
  POSSIBLE ISSUANCE OF ADDITIONAL COMMON STOCK AND OPTIONS


    Immediately after the Offering, assuming the Underwriter's Over-Allotment Option is not exercised, the Company will have an aggregate of 8,315,500 shares of Common Stock authorized but unissued and not reserved for specific purposes and an additional 2,658,500 shares of Common Stock unissued but reserved for issuance pursuant to (i) the Company's 1998 Stock Option Plan, (ii) outstanding options and warrants, (iii) exercise of the Warrants, (iv) exercise of the Over-Allotment Option and the Warrants underlying the Over-Allotment Option, (v) the Company's Bridge Financing, and (vi) exercise of the Underwriter's Warrants and the Warrants included therein. All of such shares may be issued without any action or approval of the Company's stockholders. Although there are no present plans, agreements, commitments or undertakings with respect to the issuance of additional shares or securities convertible into any such shares by the Company, any shares issued would further dilute the percentage ownership of the Company held by the public stockholders. The Company has agreed with the Underwriter that, except for the issuances disclosed in or contemplated by this Prospectus and issuances in connection with any merger or acquisition of another entity by the Company, it will not issue any securities without the Underwriter's consent, including but not limited to any shares of Common Stock, for a period of 24 months following the Effective Date, without the prior written consent of the Underwriter. See "Underwriting."



    The exercise of warrants or options and the sale of the underlying shares of Common Stock (or even the potential of such exercise or sale) may have a depressive effect on the market price of the Company's securities. Moreover, the terms upon which the Company will be able to obtain additional equity capital may be adversely affected since the holders of outstanding warrants and options can be expected to exercise them, to the extent they are able, at a time when the Company would, in all likelihood, be able to obtain any needed capital on terms more favorable to the Company than those provided in the warrants and options. See "Management--Stock Option Plan," "Description of Securities" and "Underwriting."



DENIAL OF APPLICATION FOR INCLUSION ON NASDAQ: PENNY STOCK; ADDITIONAL
  REQUIREMENTS ON BROKER-DEALER SALES OF SECURITIES



    The Company's Units, Common Stock and Warrants are not currently listed for trading on the Nasdaq system. In order for an issuer to be included in the Nasdaq system, an issuer must meet certain quantitative criteria relating to its total assets, its capital and the trading prices of its securities. In addition, the Nasdaq staff may consider other factors, such as the issuer's management and the circumstances surrounding the issuer's operations, when determining whether to approve an issuer's application for inclusion in the Nasdaq system. The Company filed an application for listing on the Nasdaq SmallCap Market, which was denied by the Nasdaq staff. The Company has requested an appeal of the staff's denial before the Nasdaq

Listing Qualifications Panel, which appeal is scheduled for April 22, 1999. It is anticipated that in the event the appeal is denied, the Company's securities will be traded on the OTC Bulletin Board or through the "pink sheets." As a result, an investor may find it more difficult to dispose of, or to obtain adequate quotations as to, the prices of the Units, Common Stock and Warrants offered hereby.



    The Commission has adopted regulations which generally define a "penny stock" to be any equity security that has a market price less than $5.00 per share or an exercise price less than $5.00 per share, subject to certain exceptions, including that the Company have net tangible assets of a minimum of $2,000,000. Thus, the Units, Common Stock and Warrants may become subject to rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse). For transactions covered by the rule, the broker-dealer must make a special suitability determination for the purchaser and receive the purchaser's written agreement to the transaction prior to the sale. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a disclosure schedule prepared by the Commission relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. The above-described rules may adversely effect the liquidity of the market for the Company's Units, Common Stock and Warrants and may also adversely effect the ability of the Company's shareholders to sell the Units, Common Stock and Warrants in the secondary market.



POTENTIAL ADVERSE EFFECT OF REDEMPTION OF WARRANTS



    The Warrants offered hereby are redeemable, in whole or in part, at a price of $.01 per Warrant (the "Redemption Price"), commencing one year after the date of this Prospectus and prior to their expiration on the fourth anniversary of the date of this Prospectus provided that (i) prior notice of not less than 30 days is given to the Warrant holders, (ii) the closing bid price of the Company's Common Stock shall have exceeded $8.50 per share for a period of not less than 10 consecutive trading days in any 30 day trading period ending not more than 10 days prior to the date on which the notice of redemption is given. Warrant holders shall have exercise rights until the close of the business day preceding the date fixed for redemption. Notice of redemption of the Warrants could force the holders to exercise the Warrants and pay the Exercise Price at a time when it may be disadvantageous for them to do so, or to sell the Warrants at the current market price when they might otherwise wish to hold them, or to accept the Redemption Price, which may be substantially less than the market value of the Warrants at the time of redemption. The Warrants may not be exercised unless the registration statement pursuant to the Securities Act, covering the underlying shares of Common Stock is current and such shares have been qualified for sale, or there is an exemption from applicable qualification requirements, under the securities laws of the state of residence of the Warrant holder. Although the Company does not presently intend to do so, the Company reserves the right to call the Warrants for redemption whether or not a current prospectus is in effect or such underlying shares are not, or cannot be, registered in the applicable states. Such restrictions could have the effect of preventing certain Warrant holders from liquidating their Warrants. See "Description of Securities--Warrants."



CURRENT PROSPECTUS AND STATE BLUE SKY REGISTRATION REQUIRED TO EXERCISE WARRANTS



    Warrant holders have the right to exercise the Warrants for the purchase of shares of Common Stock only if a current prospectus which will permit the purchase and sale of the Common Stock underlying the Warrants is then effective, but there can be no assurance that the Company will be able to keep effective such a Prospectus. Although the Company intends to seek to qualify for sale the shares of Common Stock underlying the Warrants in those states in which the Securities are to be offered, no assurance can be given that such qualification will occur. In addition, purchasers may buy Warrants in the aftermarket or may move to jurisdictions in which the shares of Common Stock issuable upon exercise of the Warrants are not so registered or qualified during the period that the Warrants are exercisable. In such event, the Company would be unable to issue shares of Common Stock to those persons desiring to exercise their Warrants unless and until the shares of Common Stock could be registered or qualified for sale in the jurisdictions in which such purchasers reside, or an exemption to such qualification exists or is granted in such jurisdiction. The Warrants may lose or be of no value if a prospectus covering the shares of Common Stock issuable upon the exercise thereof is not kept current or if such underlying shares of Common Stock are not, or cannot be, registered in the applicable states. See "Description of Securities--Warrants."



RELATIONSHIP OF UNDERWRITER TO TRADING, INFLUENCE OF UNDERWRITER ON THE COMPANY



    The Underwriter may act as a broker or dealer with respect to the purchase or sale of the Common Stock and the Warrants in the over-the-counter market where each is expected to trade. The Underwriter also has the right to act as the Company's exclusive agent in connection with any future solicitation of Warrant holders to exercise their Warrants. Regulation M, which was recently adopted to replace Rule 10b-6, under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), may prohibit the Underwriter from engaging in any market-making activities with regard to the Company's securities for a period of up to five business days (or such other applicable period as Regulation M may provide) prior to any solicitation by the Underwriter of the exercise of Warrants until the later of the termination of such solicitation activity or the termination (by waiver or otherwise) of any right that the Underwriter may have to receive a fee for the exercise of Warrants following such solicitation. As a result, the Underwriter and any soliciting broker/dealer may be unable to provide a market for the Company's securities during certain periods while the Warrants are exercisable. Any temporary cessation of such market-making activities could have an adverse effect on the market price of the Company's securities.



    The Underwriter has the right to designate a director to be one of management's nominees to the board of directors and also has the right to designate an observer to attend meetings of the board. The Company also agreed, subject to certain exceptions, not to issue common stock or preferred stock for a period of two years without the consent of the Underwriter. Additionally, the Underwriter and the Company have entered into a consulting agreement whereby the Underwriter will provide strategic business and merger and acquisition consulting. Therefore, the Underwriter may be able to exert influence over the operation of the Company. See "Underwriting."



UNDERWRITER'S WARRANTS AND REGISTRATION RIGHTS



    In connection with this Offering, the Company has agreed to sell to the Underwriter, for nominal consideration, the Underwriter's Warrants which entitle the Underwriter to purchase up to 75,000 Units. The securities issuable upon exercise of the Underwriter's Warrants are identical to those offered pursuant to this Prospectus. The Underwriter's Warrants are exercisable at a price of $9.90 per Unit, or 165% of the per Unit offering price, for a period of four years commencing one year from the date of this Prospectus. The exercise of the Underwriter's Warrants and the Warrants contained in the Underwriter's Warrants may (i) dilute the value of the shares of Common Stock to be acquired by holders of the Warrants, (ii) adversely affect the Company's ability to obtain equity capital and (iii) adversely affect the market price of the Common Stock if the Common Stock issuable upon the exercise of the Underwriter's Warrants and the Warrants contained in the Underwriter's Warrants are sold in the public market. The Underwriter has been granted certain "piggyback" and demand registration rights for a period of five years from the date of this Prospectus with respect to the registration under the Securities Act of the securities directly or indirectly issuable upon exercise of the Underwriter's Warrants. The exercise of such rights could result in substantial expense to the Company. See "Underwriting."

                                USE OF PROCEEDS


    Assuming the sale of the securities offered hereby (based on an assumed offering price of $6.00 per unit, the net proceeds to the Company, after deducting estimated underwriting discounts and commissions and expenses payable by the Company in connection with the Offering, including a $108,000 financial consulting fee to be paid to the Underwriter, are estimated to be approximately $3,607,000 ($4,194,250 if the Underwriter's Over-Allotment Option is exercised in full). The Company expects to use the net proceeds as follows:



                                                                                 PERCENTAGE
                                                                                   OF NET
PURPOSE                                                             AMOUNT        PROCEEDS
---------------------------------------------------------------  ------------  --------------
Purchase and/or Renting of a Manufacturing Facility(1).........  $  1,000,000         27.7%
Buying and/or Leasing of Equipment(2)..........................  $  1,200,000         33.3%
Repayment of Bridge Loan Promissory Note(4)....................  $    700,000         19.4%
Working Capital and General Corporate Purposes(3)..............  $    707,000         19.6%
                                                                 ------------       -------
      Total....................................................  $  3,607,000        100.0%
                                                                 ------------       -------
                                                                 ------------       -------


------------------------


(1) Includes purchase of production equipment for the Manufacturing Facility. The Company intends to either: (i) acquire land in the New York metropolitan area and construct and equip a new facility; or (ii) lease an existing facility, which is likely to require an investment to update or improve the facility.



(2) The Company intends to lease its equipment. Such leases generally require a fifty percent (50%) down payment based on the purchase price and include an option to purchase at the end of the lease term for a nominal amount. The Company requires certain equipment which shall include, but not be limited to, the following: filling and processing machine, dough extruders, assorted ravioli machines, mechanical spiral freezers, general conveyor work, vertical form and fill machines, blanchers (pre-cook products), other miscellaneous machinery, trucks for delivery (which shall include a 24 foot reefer and a tractor-trailer).



(3) Included as part of this category, the Company shall purchase a new computer system and a new telephone system and intends to increase its marketing efforts to supermarkets through circulars and slotting fees.



(4) The Bridge Financing in the amount of $700,000 consisted in part of twenty eight $25,000 Promissory Notes. Such Promissory Notes bear no interest. The principal of such Notes is due on the earlier of: (a) the consummation of an initial public offering by the Company; or (b) June 23, 1999. The net proceeds of the Bridge Financing were $613,000 after deducting sales commissions of $84,000 and non-commission offering expenses of approximately $3,000. The use of proceeds of the $613,000 were as follows: $400,000 to repay two investors and $213,000 for working capital and general corporate purposes.


    Pending application of the proceeds of this Offering, the Company intends to invest the net proceeds in certificates of deposit, money market accounts, United States government obligations or other short-term interest bearing obligations of investment grade. Any proceeds received upon exercise of the Over-Allotment Option or exercise of outstanding options and warrants will be used for working capital.


    The foregoing represents the Company's best estimate of its allocation of the net proceeds of the sale of the units based upon the Company's currently contemplated operations, the Company's business plan and current economic and industry conditions and is subject to reapportionment among the categories listed above in response to, among other things, changes in its plans, regulations, industry conditions and future revenues and expenditures. Any such reapportionment will be made based upon the recommendations of the Company's Board of Directors. The amount and timing of expenditures will vary depending on a number of factors, including changes in the Company's contemplated operations or business plan and changes in economic and industry conditions.

    Based on the Company's operating and expansion plans, the Company believes that the net proceeds of this offering, together with available cash and anticipated revenues from operations, will be sufficient to satisfy its capital and legal requirements and finance its plans for expansion for at least the next 12 months. Such beliefs are based upon assumptions and there can be no assurance that the assumptions underlying the Company's plans will prove to be correct. After such 12-month period, or sooner if the Company's assumptions prove to be incorrect, the Company may require additional capital in order to meet its then current plans for expansion and capital requirements. Such financing may take the form of ordinary or preferred equity securities or debt securities, or may involve bank financing. There can be no assurance that the Company will be able to obtain additional capital on a timely basis, on favorable terms, or at all. In any of such events, the Company may be unable to implement its current plans for expansion. See "Capitalization" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

    The Company will receive no proceeds from the sale of the Selling Security Holder Shares.

                                DIVIDEND POLICY

    The Company has never paid dividends on its Common Stock and does not anticipate paying such dividends in the foreseeable future. The payment of future cash dividends by the Company on its Common Stock will be at the discretion of the Board of Directors and will depend on its earnings, financial condition, cash flows, capital requirements and other considerations as the Board of Directors may consider relevant. Although dividends are not limited currently by any agreements, it is anticipated that future agreements, if any, with institutional lenders or others may limit the Company's ability to pay dividends on the Common Stock.

                                    DILUTION


    As of December 31, 1998, the pro forma net tangible book value of the Company's Common Stock was ($1,197,787) or ($.37) per share of Common Stock outstanding. The net tangible book value of the Company's Common Stock is the tangible assets less total liabilities. The Company has net intangible assets amounting to $585,654 at December 31, 1998. Dilution per share represents the difference between the amount paid per share by purchasers in this Offering and the pro-forma net tangible book value per share after the Offering.



    After giving effect to the sale by the Company of 750,000 shares of Common Stock included in the Units offered hereby and the application of the net proceeds thereof, the pro-forma net tangible book value of the Company's Common Stock at December 31, 1998 would have been approximately $2,185,308 or $.54 per share. This represents an increase in the net tangible book value per share of $.91 to the Company's existing shareholders and an immediate dilution of $5.46 or 91% per share to the purchasers of Units in this Offering.



    The following table illustrates this dilution on a per share basis (assuming no value is attributed to the Warrants included in the Units):



Assumed public offering price per share......................             $    6.00
    Pro forma net tangible book value per share before
      Offering...............................................  $    (.37)
    Increase per share attributable to payments by new
      stockholders...........................................  $     .91
                                                               ---------
Pro forma net tangible book value per share after Offering...             $     .54
                                                                          ---------
Dilution per share...........................................             $    5.46
                                                                          ---------
                                                                          ---------



    The following table summarizes as of December 31, 1998 the total consideration paid and the average price per share paid by existing stockholders and by purchasers of Units in this Offering:



                                                                 PERCENTAGE OF                                    AVERAGE
                                                                  OUTSTANDING                     PERCENT OF     PRICE PER
                                                    SHARES OF      SHARES OF         TOTAL           TOTAL       SHARE OF
                                                     COMMON         COMMON       CONSIDERATION   CONSIDERATION    COMMON
                                                      STOCK          STOCK           PAID            PAID          STOCK
                                                    ---------    -------------   -------------   -------------   ---------
Existing Stockholders.............................  3,276,000         81.4%       $      320           0.0%        $0.01
New Investors.....................................    750,000         18.6%       $4,500,000         100.0%        $6.00
                                                    ---------        -----       -------------       -----       ---------
                                                    4,026,000(1)     100.0%       $4,500,320         100.0%        $1.12
                                                    ---------        -----       -------------       -----       ---------
                                                    ---------        -----       -------------       -----       ---------


------------------------


(1) Does not include: (i) 1,500,000 shares of Common Stock issuable upon exercise of the Warrants offered hereby; (ii) up to an additional 337,500 shares of Common Stock issuable upon exercise of the Underwriter's Over-Allotment Option and the underlying Warrants; (iii) 225,000 shares of Common Stock issuable upon exercise of the Underwriter's Warrants and the Warrants included therein; (iv) 500,000 shares of Common Stock issuable upon exercise of options available for grant under the 1998 Stock Option Plan; and (v) 56,000 shares of Common Stock reserved for issuance pursuant to options and warrants issued in connection with the Company's Bridge Financing.

                                 CAPITALIZATION


    The following table sets forth the capitalization of the Company as of December 31, 1998 and as adjusted to give effect to the sale by the Company of 750,000 Units offered hereby. The table should be read in conjunction with the financial statements and notes thereto appearing elsewhere in this Prospectus.



                                    DECEMBER 31, 1998        DECEMBER 31, 1998
                                          ACTUAL            AS ADJUSTED(1),(2)
                                    ------------------   -------------------------
                                       (UNAUDITED)
Total current liabilities:........      $1,230,754              $  530,754(3)
                                    ------------------         -----------
Long-term debt:...................        --                    --
                                    ------------------         -----------
Stockholder's equity:
  Common Stock $.0001 par value,
    15,000,000 shares authorized;
    4,876,000 shares issued;
    5,626,000 shares issued as
    adjusted......................             488                     563
  Additional paid-in capital......         678,432               4,303,606
  Deficit.........................        (891,053)             (1,033,207)(4)
  Treasury Stock; 1,600,000
    shares-at cost................        (400,000)               (400,000)
                                    ------------------         -----------
Total Stockholders Equity
  (Deficiency)....................        (612,133)              2,870,962
                                    ------------------         -----------
Total Capitalization..............      $  618,621              $3,401,716
                                    ------------------         -----------
                                    ------------------         -----------


------------------------


(1) Assumes sale of 750,000 Units for gross proceeds of $4,500,000, less the Underwriters Discount of $450,000 and other expenses estimated to aggregate $424,751.



(2) Does not assume exercise of the Underwriter's Over-Allotment Option, the Underwriter's Warrant, any of the Warrants or any of the Bridge Warrants.


(3) Assumes repayment of the bridge notes of $700,000.


(4) Assumes amortization of deferred financing costs of $142,154 resulting from the bridge financing.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

    Silver Star Foods, Inc. ("the Company") is a manufacturer and wholesaler of stuffed and other frozen pasta products which it markets under the "Silver Star" trade name. The Company commenced operations in May, 1995.


    A substantial portion of the Company's sales to supermarkets are made during promotions or "specials" during which the Company advertises in the chain's store circular. These specials are typically booked by the Company's food brokers eight weeks in advance of the scheduled sale. The Company can typically expect to generate greater volume from the supermarkets in periods in which they are participating in the store circulars. During the year ended March 31, 1998 ("fiscal 1997"), the Company changed food brokers due to the departure of their primary contact at the broker. During the transition period between brokers, which spanned August and September 1997, the Company had a lapse of promotion sales which resulted in a decline in overall sales volume. The Company is dependent on its food brokers to promote sales of its products to supermarkets, however, the Company has no obligation to use food brokers other than existing contractual agreements and has, in fact, established many relationships in the industry based on the industry experience of its principal.



    The Company does not presently have its own manufacturing facility, but plans to construct one from a portion of the proceeds of the Offering. Management believes that manufacturing its own products would enable the Company to increase its profit margins and participate more fully in "price competitive" marketing which is common in the retail market. The Company also hopes to pursue other distribution channels for its product as a result of its own manufacturing capabilities. Concurrent with the establishment of a facility, the Company anticipates that both its direct costs and operating costs will increase as the Company adds a full-time workforce, increases insurance coverage and increases marketing efforts. However, there are no assurances that the Company will be able to increase revenue, increase its gross profit or attain and sustain profitability as a result of these expenditures.


    The Company's independent accountants have issued a going concern opinion in their report as of March 31, 1998, citing the Company's working capital deficiency and stockholders' deficiency of $316,443 and $67,503, respectively. The Company has a working capital deficiency and stockholders' deficiency at December 31, 1998 of $1,203,042 and $612,133, respectively. Those conditions raise substantial doubts about the Company's ability to continue as a going concern. Management's plans with respect to these issues include and are primarily based upon the Offering contemplated herein.

RESULTS OF OPERATIONS

NINE MONTHS ENDED DECEMBER 31, 1998 AS COMPARED TO DECEMBER 31, 1997

    The Company had net sales of $857,000 for the nine months ended December 31, 1998 as compared to $962,000 for the nine months ended December 31, 1997, a decrease of $105,000 (11%). The decrease is attributable to the Company's inability to participate in store promotions dues to its working capital deficiencies.

    Costs of sales decreased during the nine months ended December 31, 1998 to $735,000 from $818,000 for the nine months ended December 31, 1997, a decrease of $83,000 (10%). The decrease corresponds to the Company's decrease in sales for the comparative periods. As a percentage of net sales, costs of sales were approximately 86% and 85% for the nine months ended December 31, 1998 and 1997, respectively.

    Operating expenses increased to $415,000 from $317,000 for the nine months ended December 31, 1998 as compared to 1997, an increase of $98,000 (31%). Approximately $34,000 of such increase is attributable to additional expenditures for slotting fees for more shelf space for the Company's products. The Company also incurred approximately $46,000 in additional salaries and wages.

    Amortization expense for the comparative periods were $10,250 in each of the nine months ended December 31, 1998 and 1997. The Company incurred approximately $118,000 in amortized finance costs for the nine months ended December 31, 1998, relating to the bridge financing which was completed in August 1998.

    The Company had a net loss for the nine months ended December 31, 1998 of $423,000 as compared to a net loss of $184,000 for the nine months ended December 31, 1997, an increase of $239,000 (130%). Of the increased loss, $118,000 is attributable to the aforementioned of finance costs.

YEAR ENDED MARCH 31, 1998 AS COMPARED TO MARCH 31, 1997


    The Company had net sales of $1,343,000 for fiscal 1997 as compared to $1,450,000 for fiscal 1996, a decrease of $107,000 (7%). The decrease is attributed to the Company's lack of working capital. Additionally, the Company was unable to participate in many store promotions due to the temporary loss of its food broker during fiscal 1997.


    Costs of sales increased $227,000 or 23% to $1,199,000 from $972,000 for fiscal 1996. As a percentage of net sales, costs of sales increased to 89% for fiscal 1997 from 67% from fiscal 1996. These increases are attributed to price promotions by the Company to offset some of its inability to participate in the store promotions in an attempt to maintain its market share during fiscal 1997.

    Operating expenses were $485,000 for fiscal 1997 as compared to $480,000 for fiscal 1996, an increase of $5,000 (1%). Amortization expense was approximately $14,000 for each of fiscal 1997 and 1996, respectively.

    The Company had a net loss of $355,000 in fiscal 1997 as compared to a net loss of $19,000 for fiscal 1996, an increase of $336,000 (1768%).

LIQUIDITY AND CAPITAL RESOURCES

DECEMBER 31, 1998 TO MARCH 31, 1998


    At December 31, 1998, the Company had cash of $8,000, as compared to a cash overdraft of $21,000 at March 31, 1998. The Company raised gross proceeds of $700,000 (net proceeds of $613,000) from a bridge financing which was completed in August 1998. From the proceeds, the Company purchased shares of its Common Stock for $400,000, used $130,000 for operations, $43,000 for registration costs and repaid stockholder loans of $37,000.


MARCH 31, 1998 TO MARCH 31, 1997

    The Company had a cash overdraft of $21,000 at the end of fiscal 1997 as compared to cash of $2,000 at the end of fiscal 1996. In July 1997, the Company sold 1,600,000 shares of its Common Stock for $400,000 cash in two private transactions. The Company also received $55,000 in loans from its principal shareholder. The Company used funds for operations ($321,000), for note payments relating to the purchase of the Company's tradename ($77,000) and for registration costs ($80,000).

MARCH 31, 1997 TO MARCH 31, 1996

    Cash at the end of the fiscal 1996 was $2,000, a decrease of $3,000 from the end of fiscal 1995. Operations generated cash flows of $114,000. Proceeds from the sale of marketable securities amounted to $21,000. These proceeds were primarily offset by expenditures for debt service ($127,000) and repayments of shareholder loans ($11,000).

    In August 1998, the Company completed a bridge financing whereby it received net proceeds of approximately $613,000. The bridge financing consisted of 28 units, each unit comprised of a promissory note in the principle amount of $25,000, 2,000 shares of the Company's Common Stock and warrants to purchase an additional 2,000 shares of the Company's Common Stock. The Company used $400,000 of the proceeds to repurchase 1,600,000 shares of the Company's Common Stock which were sold in a private placement in July 1997. The repurchase of these shares will reduce the dilution to potential future investors in the Company. The balance of the proceeds have been used to pay some Offering costs and for general working capital purposes.

    Management believes the bridge financing in conjunction with the Company's planned initial Offering would give the Company sufficient working capital to fund its operations and expansion plans for at least the next twelve months, although there can be no assurance of the Company's successful stock offering or future profitability.

YEAR 2000


    Many computer systems and software products currently employed by businesses and individuals worldwide will not function properly as the year 2000 approaches unless changes are incorporated to a once common programming standard which refers to date sensitive fields using only two digits. Therefore, for example, by entering a date which is in the year 2000, a program might inadvertently read it as the year 1900, causing inaccurate data or system failures. The Company currently employs software programs which are readily available in the marketplace, known as "canned" software applications. The Company has examined the costs to upgrade its systems with systems which are year 2000 compliant, and determined that the cost to do so is immaterial in relation to the Company's operations. The Company believes that its computer hardware currently meets compliance standards. However, the proliferation of sub $1,000 personal computers on the market today would make an upgrade, if necessary also immaterial.

                                    BUSINESS

THE COMPANY

    Silver Star Foods, Inc. (the "Company") is a distributor of a wide range of pre-packaged frozen pasta products in the New York metropolitan area. The Company sells its products such as ravioli and tortellini, primarily to supermarkets. The Company intends to raise additional equity in order to establish a manufacturing facility. The Company believes, although there can be no assurance, that acquiring manufacturing capacity and entering into agreements with additional sales representatives will enable it to expand its customer base to supermarket chains and small distributors in other regional markets and to large volume customers such as club stores, restaurant chains and customers requiring private label manufacturer.

HISTORICAL BACKGROUND

    In 1930, the grandfather of the Company's President opened a pasta shop in Brooklyn, New York under the name Silver Star Ravioli & Macaroni Co., Inc., ("SSRM"). During the next twenty years, SSRM developed an excellent reputation for its hand-made pasta around New York. In the early 1950's, SSRM expanded by opening a 25,000 square foot factory with one of the first mechanized ravioli machines. With increased production capabilities, SSRM was able to supply large supermarket chains with its food products. During this time, SSRM distributed its food products to a number of grocery chains and numerous independent stores in the five boroughs of New York and Long Island. In addition to retail outlet stores, SSRM opened institutional accounts that included airlines and cruise ships. SSRM also expanded its geographic area and, with a select network of brokers, began to distribute its food products to the tri-state area, in addition to upstate New York, Philadelphia, Baltimore, Florida, Arizona and California. During this time, SSRM was owned and operated by members of the Trotta family, including Michael Trotta, the Company's President, Louis Trotta, the Company's Vice-President, and Vincent Trotta, who serves as an advisor to the Company.

    By the late 1980's, SSRM's manufacturing equipment was outdated. Competitors with newer factories and equipment were able to produce products at lower cost and on a more flexible schedule. As a result, sales margins suffered. SSRM's attempts to upgrade the facility, which was over thirty years old, were ineffective. Debts incurred in connection with the attempted upgrade eventually led to the bankruptcy of SSRM.

    In 1995, Michael Trotta formed the Company under the name Silver Star Ravioli. The Company changed its name to Silver Star Foods, Inc. in July 1997. The Company, which had been using the Silver Star trademark since it was formed, acquired the trademark from Vincent Trotta in 1997 for $205,000 and acquired the right to use Vincent Trotta's name in connection with its promotions in April 1998.

INDUSTRY OVERVIEW

    Today, retail pasta products sales in the United States total over $500 million, as published in the trade magazine, Modern Grocer. Management believes that the appeal of frozen pasta products to American consumers has increased since the 1980's and shows no sign of abating.

    The Company believes that the U.S. retail market for frozen pasta is growing and fragmented. The Company believes that the growth in the frozen pasta category has been aided by several factors including both the growth in popularity of frozen foods and the changing consumer taste preferences to favor distinctive, high quality, healthy foods. The Company further believes that consumers are demanding more healthful food products as they learn more about the importance of one's diet in a healthy lifestyle. For example, the U.S. Surgeon General has recommended that consumers lower the percentage of calories from fat in their diets at no more than 30% (from the existing 37% average) and the U.S. Department of Agriculture recommends that 60-70% of Americans' daily caloric intake come from complex carbohydrates. Consequently, much of consumers' demand for more healthful food products is focused on lowering the fat content of their diets and increasing their intake of complex carbohydrates. The Company believes that the sale of pasta, which is generally low in fat and high in complex carbohydrates, is benefitting from the trend towards healthier eating.

    No assurance can be given that the frozen pasta market will continue to expand. Nor can there be any assurance that current levels of public attention to personal health, fitness and diet or current perceptions of healthfulness associated with pasta and pasta sauces will continue in the future. In particular, the public perception of the healthfulness associated with pasta-based meals may decline due to a recent study by the Center for Science in the Public Interest finding high fat content in cheese and cream-based pastas and pasta sauces. Similarly, sales of beef ravioli will not be aided by the increased demand for healthy foods.

    Additionally, as the Company expands to different regions of the United States, the Company may encounter differing public perceptions and concerns about health and diet. This may adversely impact the Company's marketing and expansion strategy and cause it to incur greater expenses in promoting its products.

SALES AND DISTRIBUTION

    The Company primarily sells it products through sales representatives, known in the industry as food brokers. The Company currently has representative agreements with four food brokers. The Company pays its food brokers a commission which ranges from 3-5% of the net amount received from customers on all sales in the respective brokers territory. The Company's brokers service the New York City metropolitan area, New Jersey/Eastern Pennsylvania/Maryland and Florida. The broker for the New York area served as broker on 97% of the Company's sales. The agreement with the New York broker can be terminated by either party at any time. The other agreements contain termination provisions as well. Although the Company believes it could replace its food brokers, the loss of a food broker could have a material adverse effect on the Company, particularly in the short term.

    The primary function of the food broker is to act as a liaison between the manufacturer and the Company's customers. Working with Company management, the broker will place advertisements in the supermarket circular and arrange "specials" or discounts on the Company's products. If the Company determines that it desires to place its product in a supermarket chain, the broker will negotiate for the payment by the Company of a "slotting fee," which is a fee that a potential supplier must pay to obtain shelf space for a product in the supermarket chain. The Company believes that such "slotting fee" has a beneficial life of three (3) years. However, payment of a slotting fee does not ensure continued shelf space availability for the Company's product. The Company intends, although there can be no assurance it will be able to, to establish relationships with additional food brokers in order to expand into other regions. Food brokers are particularly helpful when expanding into new geographic markets because a single broker may have existing relationships with numerous supermarkets.

    The Company recently entered into an agreement with Kelly Clarke, Inc., a food broker that works with club stores such as Costco and Price Club. The Company plans to package its products in a manner that would be suitable to club stores. However, the Company believes that it will not be able to effectively service club store customers until it has established a manufacturing facility. The Company has no plans to make any sales to club store customers at this time, and there can be no assurance that the Company will be able to sell its products to club store customers in the future, even if it established a manufacturing facility.

    The food brokers generally arrange sales to supermarket chains. These supermarkets then either place an order with the broker or with distributors, who then immediately place orders with the Company. There is not a significant difference in pricing or delivery procedures based on whether the supermarket uses a distributor.


    According to a report by A.C. Nielson & Co., 1997 sales of the Company's products accounted for approximately 7.5% of the frozen pasta market among supermarkets in the New York Metropolitan area. Sales to these supermarket chains (directly or through distributors) account for virtually all of the Company's revenue. For the nine months ended December 31, 1998, the Company's five largest customers accounted for approximately 98% of its sales. These customers consist of two supermarket chains and three distributors who resell the Company's products primarily to other supermarket chains. During 1997, one of the two supermarkets, Pathmark Stores, Inc. changed the way they place orders and are now utilizing one of the three distributors. The Company's management does not anticipate that this change will affect the price or quantity of the Company's products purchased by Pathmark supermarkets. The Company has no long term agreements with any of its customers, and the loss of any of these large customers could have a material adverse affect on the Company.


    The Company sells to a number of supermarkets chains that have stores (operating under the same name or through affiliated companies) in other regions. These supermarkets have buying departments in each region. The Company would have to establish relationships with different buyers to sell its products in these regions. However, Company management believes that its relationships in the New York region with these supermarket chains will aide it in establishing relationships with supermarket buyers in other regions.

    Generally, competition for shelf space in supermarkets is intense. Companies that supply to supermarkets, are often required to pay large slotting fees in order to commence business with a supermarket chain. The Company believes that such slotting fees have a beneficial life of three (3) years. Food suppliers may attempt to use their relationship with the supermarket or pricing arrangements to obtain the optimum shelf space. This usually creates an advantage for larger companies who are able to obtain the most visible shelf space. The Company's management believes that this advantage is reduced in frozen products, all of which must be stored in a freezer section. Additionally, the Company believes that its use of coupons and store circulars, along with customer loyalty, will enable it to overcome the advantage of the larger companies in obtaining optimum shelf space.

    The Company also sells its products to distributors who resell the frozen pasta to delicatessens, grocery stores and restaurants. Currently, these customers make up approximately 2% of the Company's business. In the past year, the Company has sold frozen pasta to four different small distributors, located in California, New York, Nevada, Arizona and Florida. The Company intends, although there can be no assurance that it will be able to do so, to establish relationships with additional distributors in order to expand into other regions and markets.

    If the Company is able to acquire a manufacturing facility, it intends to pursue institutional customers, such as hotels, restaurants, schools, nursing homes, hospitals and prisons. These institutional customers buy products in large volumes. Without a manufacturing facility, the Company does not have the flexibility or the cost structure to pursue such customers.

    Initially, the company intends to rely primarily on food brokers to establish relationships with these institutional customers. Upon obtaining additional financing, the Company intends to employ a marketing and sales director. This individual will be in charge of establishing relationships with additional food brokers and distributors, and for pursuing institutional customers and other retail customers.

    The Company's success depends upon an effective system of distribution for its products. The Company utilizes central warehouse delivery for all its supermarket customers. In central warehouse delivery, the products are delivered to a warehouse for a chain of supermarkets for later delivery by the chain to its stores. To distribute its products to other parts of the country (which is a small part of the Company's business at the present time), the Company uses local and regional distributors. In any event, the Company uses common carriers to deliver its products to these distributors. The dependence on other companies for delivery of its products poses a risk to the Company. While this method of delivery has been reliable and available at acceptable rates thus far, there can be no assurance that the Company will continue to be able to negotiate acceptable freight rates in the future and that delivery will not be disrupted for reasons including, but not limited to, adverse weather, natural disasters or labor disputes in the trucking industry.

MARKETING

    An emphasis of the Company's marketing to both its customers and consumers is on the association of the Silver Star name with a quality pasta product produced by a family operated business. The Company's promotional materials and packaging for some of its products contain a short statement from Vincent Trotta, Sr. which, among other things, offers a personal guarantee of quality, thanks customers for loyalty, and explains the Silver Star's products are "true to a family tradition." On all products, the Company has begun to use the name "Aversa Silver Star" after the founder of SSRM and the grandfather of the Company's President. The Company expects to continue to use the Aversa Silver Star name as it enters new markets because management believes that customers are more likely to associate that name with Italian food products from a family operated business.

    The Company hopes to use advertising, primarily in supermarket circulars, to familiarize customers with the Silver Star name. The Company hopes positive experiences with the Company's product will create customer loyalty and promote repeat business.

    The Company also intends to capitalize on the nutritional value of its products. As is now required by law, the Company discloses the nutritional information about its products on the packaging. The Company believes that the nutritional value of some of its frozen pasta compares favorably with many other alternatives among frozen foods.

    The Company's most effective advertising to consumers is by placing advertisements in supermarket circulars, which are available to customers of a supermarket upon entering a store. Occasionally, supermarkets distribute the circular via direct mail or as in enclosure in newspapers. The advertisements in the circular inform the consumer of any specials or discounts that are available on the Company's products and may contain coupons. The advertisement in the circular is arranged by the food broker and generally are placed approximately eight weeks in advance.

THE COMPANY'S PRODUCTS

    The Company specializes in stuffed pasta, a form of pasta that includes stuffing such as ricotta, eggs and cheese, among others. The products that the Company currently distributes are: jumbo cheese round 13 oz. ravioli; mini cheese round 16 oz. ravioli; mini square cheese 16 oz. ravioli; mini square meat 16 oz. ravioli; tortellini, including meat and cheese, 16 oz.; cavatelli, 16 oz.; gnocchi 16 oz.; six count manicotti, 19 oz.; and twelve count stuffed shells, 21 oz. The Company's most popular product, mini square cheese ravioli should provide a meal for 5 people and is sold at a suggested retail price of $3.19.

    Like plain pasta, the Company's products must be boiled before they should be eaten. The Company does not sell its products with ready-made pasta sauce, although it may do so in the future.

    The Company's products are packaged in polyethylene bags. The Company may in the future market its ravioli in a box, which was the packaging method utilized by SSRM for its most popular ravioli products. The current packaging includes the nutritional information, ingredients and cooking directions. Also prominently featured is the Silver Star trademark. The packaging for some of the Company's products contains a statement from Vincent Trotta Sr. guaranteeing the quality of the Company's products. The packaging design is based on SSRM's packaging. The manufacturer of the polyethylene bags ships them directly to the Company's suppliers.

    The Company has no current plans to introduce new products, and is unlikely to do so in the near future. If the Company is able establish a manufacturing facility, it intends to introduce new products and new packaging of existing products. For example, the Company intends to create packaging aimed at club stores, including a "bulk pack," which will be a single oversize pack weighing approximately 3 lbs. Additionally, the Company may sell its products with a ready made sauce. The sauce could be produced by a private manufacturer to the Company's specifications, or the Company could enter into a joint venture arrangement with an existing pasta sauce manufacturer.

PRINCIPAL SUPPLIERS AND INGREDIENTS

    Currently, the Company uses two private label manufacturers to prepare and package all of its products. The Company provides these manufacturers with recipes for its products. Each of the Company's manufacturers use a quick freeze process to ensure that the product is frozen while it is still fresh. The Company believes that it could replace its suppliers on similar terms, however the loss of any supplier could have a material adverse affect on the Company, particularly in the short term.

    The ingredients used by the Company's suppliers are primarily flour, eggs and water. Depending on the type of stuffed pasta the Company is producing, the ingredients may include whole milk ricotta, eggs, Romano cheese, mozzarella, parsley, salt, pepper, meat filling chopped meat, onions and spices. The Company's suppliers buys flour from Congra and Ricotta from either Pollyo or Sorrento. Other ingredients come from local distributors and manufactures. If the Company establishes a manufacturing facility, it intends to purchase directly from these suppliers.

    The Company's two production agreements are with Mount Rose Ravioli and Macaroni Co. and Savignano Foods Corporation. Each supplier is able to fill the Company's product orders in approximately seven days.

    MOUNT ROSE RAVIOLI AND MACARONI CO. On June 13, 1995, the Company executed an agreement which provides that Mount Rose will manufacture and package the following "Silver Star" products:

Square Meat and Cheese Ravioli--bag
Square Meat and Cheese Ravioli--box
Round Cheese Ravioli
Cavatelli
Cheese and Meat Tortellini
Gnocchi
Six Count Manicotti
Twelve Count Stuffed Shells

    The agreement is terminable at any time by either party. The agreement provides that the product is to be paid for by either cashiers or certified check at the time the order is placed. The above prices, in accordance with the agreement, are to be reviewed every six months with respect to raw material and packaging costs. An increase or decrease in such costs will be passed on to the Company. The agreement further provides that in the event that the agreement is terminated the Company gives Mount Rose permission to use any packaging left on hand at the time of termination in any way it chooses.

    SAVIGNANO FOOD CORPORATION. Savignano has agreed to manufacture the following "Silver Star" products for the Company:

Large Round Cheese Ravioli
Cavatelli
Mini Round Cheese Ravioli

    The agreement, executed on June 12, 1995, provides that these prices are contingent with the Company having monthly sales of 7,000 cases of Ravioli and 3,000 cases of Cavatelli. In accordance with the agreement, if the Company fails to purchase from Savignano the above-mentioned volume over a 52-week period, Savignano has the right to raise prices relative to the Company's lack of demand. As per the agreement, the Company cannot order less than 250 cases of each of the above products.

    The agreement also provides that Savignano is responsible for all bags, labels and corrugated boxes needed to manufacture and package the product at Savignano sole expense. However, Savignano is not responsible for art work, plates, or dyes of any kind needed for product packaging. The agreement further provides that either party may terminate the agreement upon 120 days notice. The Company agreed that Savignano was to be the exclusive producer for the above products. The agreement's prices are to be reviewed every three months.

MANUFACTURING

    Currently, the Company does not have any manufacturing ability. The Company intends to establish a manufacturing facility. The Company has no present plans for the establishment of a facility but is considering either (i) acquiring through merger or acquisition a company with an existing facility, which may require an investment to update the facility, (ii) constructing and equipping a new facility or (iii) leasing an existing facility, which is likely to require an investment to update or improve the facility.

    The Company's intends to establish a facility that would be 20,000-25,000 square feet. The Company requires a facility with capability for drainage and refrigeration. The facility will be built with the intent on receiving a USDA plant number with the capability of processing meat and chicken, in addition to cheese. Only after USDA inspection and approval will it be able to process meat and chicken. However, it does not require USDA approval to process cheese. The Company would like to locate the facility in the New York area to be near the majority of its customers. The Company intends to equip the facility with new equipment that has the capacity to produce its specialized products quickly and efficiently.

    Management believes that manufacturing capacity will allow the Company to produce its goods at a lower cost, particularly if it is able to increase volume. Furthermore, manufacturing capacity is likely to allow the Company greater flexibility in its product mix and enable it to require less advance notice of its orders.

COMPETITION

    In the pasta market, the Company competes with national, regional, and local pasta manufacturers and specialty stores. Many of these competitors are larger, more established and have greater financial and other resources than the Company. Competition in the pasta industry is based on product quality, brand name awareness, brand loyalty and price. Non-frozen, non-stuffed pasta, such as spaghetti is significantly less expensive then the Company's products and is less expensive to ship and to store. The Company also faces competition from fresh, refrigerated pasta, which is sold by, among others, Contadina, produced by Nestle Fresh Foods, Co., and DiGorno, produced by Kraft General Foods, Inc. Such companies have significantly more resources than the Company. Refrigerated pasta is significantly more expensive than frozen pasta.

    The Company competes directly with a number of regional and national frozen pasta producers, including Celentano and Italian Village, who are in most markets nationwide. In the New York market, the Company competes with these national and several regional pasta makers. The following table, which is based on reports prepared by A.C. Nielson and Co., sets forth the market share in the New York retail frozen pasta market based on sales in supermarkets.

                                                                             MARKET SHARE     PERCENTAGE OF
COMPANY(1)                                                                      (%)(2)          CHAINS(3)       ITEMS(4)
--------------------------------------------------------------------------  ---------------  ---------------  -------------
Italian Village...........................................................          26.0              100              12
Celantano.................................................................          24.0              100              15
Andrea (Savignano)........................................................           8.5              100               8
SILVER STAR...............................................................           7.5               80               3
Severoli..................................................................           5.0              100               6
Mount Rose................................................................           4.5               50               6

        (1) Among the Company's competitors are Mount Rose and Savignano (Savignano's products are sold under the trade name "Andrea's"), who are the Company's two suppliers.

        (2) Market share is based on sales of frozen pasta products in the New York City metropolitan area, which includes Long Island, parts of New Jersey, and other surrounding counties.

        (3) This is the percentage of the supermarket chains in the New York area that carry each listed company's products. Currently, King Cullen, Shop Rite, Pathmark, Grand Union and Key Food, all of the five chains with over fifty stores, carry the Company's products.

        (4) Items are the number of items that each company has on sale in the supermarkets.

    Competition for shelf space in grocery stores is intense and poses great difficulty for smaller food companies. Other Competitors with significant economic and other resources could, at any time, enter the frozen pasta industry. Supermarkets could choose to carry such companies products in addition to or instead of the Company's products due to existing relationships with the makers of such products.

TRADEMARK

    The Company purchased the "Silver Star" trademark from Vincent Trotta in 1997 for $205,000. Mr. Trotta had acquired the trademark from SSRM. SSRM had registered the trademark with the U.S. Patent and Trademark Office, however, the Company failed to renew the application and the trademark protection has lapsed. The Company has filed a new application for registration. Even if the application is approved, there can be no assurance as to the degree of protection its registered trademark may afford the Company.

EXPANSION STRATEGY

    The Company's expansion strategy is dependant on obtaining additional financing to establish a manufacturing facility. The Company's management believes that it will be able to produce its products at a lower cost, which will allow it more flexibility in pricing. Management believes that discount pricing is often necessary to gain customers and establish market share.

    Management believes that the manufacturing facility will also allow the Company greater flexibility in adjusting its product mix or packaging because the Company has direct control of the allocation of labor and machinery at its facilities. Similarly, the management expects to be able to respond to customer orders more quickly. There can be no assurance that establishing a facility will be a more cost effective, efficient or quicker way for the Company to acquire its products.

    Management believes that the advantages of the manufacturing facility will allow the Company to pursue institutional customers such as hotels, nursing homes, schools and hospitals, and discount buyers such as club stores. The Company may also offer to manufacture pasta products for other companies on a private label basis. There can be no assurance that institutional or private label markets for the Company's products will develop.

    The Company intends to establish relationships with additional food brokers and small distributors. Food brokers are particularly helpful when expanding into new geographic markets because a single broker may have existing relationships with numerous supermarkets. The Company intends to expand into areas where pasta products are popular. Initially, the Company intends to focus expansion in the Northeast, in markets such as Philadelphia and Boston, where it already has some customers, and then expand into cities such as Washington, Baltimore and Chicago.

    Presently, the Company has no plans or intentions to make acquisitions. However, the Company believes that a number of opportunities exist for the Company to accelerate growth by acquiring a complementary or competitive business. The Company could acquire an entity that has (i) a manufacturing facility suitable for the Company's products, (ii) sells complementary products, or (iii) has established name recognition or distribution lines in regional markets where the Company does not currently operate.

    The Company believes that the frozen pasta market is a growing market, and that the market for stuffed pasta is likely to grow as well. The Company believes, although there can be no assurance, that its marketing will put it in position to take advantage of this growth.

EMPLOYEES


    As of February 28, 1999, the Company had 2 full-time employees.


LEGAL PROCEEDINGS

    The Company is not currently subject to any material legal proceedings.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    The following table sets forth certain information with respect to the directors and executive officers of the company:


NAME                                                                       AGE                    POSITION
---------------------------------------------------------------------      ---      -------------------------------------
Michael Trotta.......................................................          33   President/CEO/CFO/Secretary/ Director
Vincent Trotta.......................................................          70   Director
Barry Sherman........................................................          53   Director
Dennis Lore..........................................................          48   Director



    Each director is elected for a period of one (1) year at the Company's annual meeting of shareholders and serves until the next such meeting and until his or her successor is duly elected and qualified. Directors may be re-elected annually without limitation. Officers are appointed by, and serve at the discretion of, the Board of Directors. The Company's directors do not presently receive any compensation for their services as directors' but it is contemplated that directors will be granted options pursuant to the Plan. In addition, for a period of three years following the date of this Prospectus, the Underwriter shall have the right, at its option, to designate one director or observer to the Board of Directors, which director shall be reasonably acceptable to the Board of Directors.


    Set forth below is a biographical description of each director and executive officer of the Company based on information supplied by each of them.


    MICHAEL TROTTA has served as the Company's Chairman, Chief Executive Officer, President, Chief Financial Officer, Secretary and Director since its formation in 1995. Prior to founding the Company, Mr. Trotta served as Vice-President--Manufacturing of Little Italy Frozen Foods, Inc. from 1993 to 1994. Mr. Trotta worked for SSRM from 1987 to 1992 in various positions including Plant Manager and Vice President. Initially, Mr. Trotta was employed in the Shipping and Receiving department. Shortly thereafter, Mr. Trotta was named Plant Manager where he supervised over 30 employees and was responsible for all the plant's daily operations. Mr. Trotta was Vice-President of SSRM when it filed bankruptcy and was subsequently liquidated in 1992. In December 1996, Mr. Trotta filed for personal bankruptcy, primarily as a result of debts incurred personally in connection with SSRM. Mr. Trotta emerged from bankruptcy protection in March 1997. Mr. Trotta is Vincent Trotta's son.



    VINCENT TROTTA has served as a director of the Company since September 1998. He has been involved in the food business since 1949 when he became SSRM's production manager. Mr. Trotta has also served as SSRM's Plant Manager and President. He retired from SSRM in 1979. Mr. Trotta is the father of Michael Trotta.


    BARRY SHERMAN has served as a director of the Company since September 1998. Mr. Sherman has been involved in the retail sales and brokerage business for nearly fifty years. For 32 years, Mr. Sherman was employed by Waldbaum's, where he served as Vice President of Merchandising for 15 years. Mr. Sherman is currently Vice President of Red Apple Supermarkets. He commenced employment with Red Apple Supermarkets in July, 1997. From 1993 until his employment with Red Apple Supermarkets, he was a principal of RDI/Enterprise Marketing, which was involved in the food brokerage industry.

    DENNIS LORE has served as a director of the Company since September 1998. Presently, Mr. Lore is the owner and operator of Pineview Development Company, a developer of real estate in Upstate New York. Mr. Lore was the principal owner of RDO Brokerage from 1987 to 1993. RDO Brokerage specializes in frozen food sales and marketing in the New York metropolitan area. From 1985 to 1987, he was a partner in Norlen Futuran Brokerage Co., specializing in dairy and fast food accounts in the New York metropolitan area. Prior to such time, he worked for M.W. Houck food brokers in such capacities as Director of Sales and Marketing, Liaison between manufacturers, brokers and customers and account manager.

COMMITTEES OF THE BOARD

    In November 1998, the Board of Directors created the Compensation Committee, which is comprised of Barry Sherman and Dennis Lore. The Compensation Committee has (i) full power and authority to interpret the provisions of, and supervise the administration of, the Plan and (ii) the authority to review all compensation matters relating to the Company. The Compensation Committee has not yet formulated compensation policies for senior management and executive officers. However, it is anticipated that the Compensation Committee will develop a company-wide program covering all employees and that the goals of such program will be to attract, maintain, and motivate the Company's employees. It is further anticipated that one of the aspects of the program will be to link an employee's compensation to his or her performance, and that the grant of stock options or other awards related to the price of the Common Shares will be used in order to make an employee's compensation consistent with shareholders' gains. It is expected that salaries will be set competitively relative to the frozen food industry and that individual experience and performance will be considered in setting salaries.


    In November 1998, the Board of Directors created an Audit Committee, which is comprised of Barry Sherman and Dennis Lore. The Audit Committee is charged with reviewing the following matters and advising and consulting with the entire Board of Directors with respect thereto: (i) the preparation of the Company's annual financial statements in collaboration with the Company's independent accountants; (ii) annual review of the financial statements and annual report of the Company; and (iii) all contracts between the Company and the officers, directors and other affiliates thereof. The Audit Committee, like most independent committees of public companies, does not have explicit authority to veto any actions of the entire Board of Directors relating to the foregoing or other matters; however, the Company's senior management, recognizing their own fiduciary duty to the Company and its stockholders, is committed not to take any action contrary to the recommendation of the Audit Committee in any matter within the scope of its review.


EXECUTIVE COMPENSATION

    The following table sets forth the annual and long-term compensation for services in all capabilities to the Company.


NAME AND PRINCIPAL POSITION                                 YEAR       SALARY           OTHER COMPENSATION
--------------------------------------------------------  ---------  ----------  --------------------------------
Michael Trotta, Chief Executive Officer,                                 44,658(1)
  President, Chief Financial Officer, and Secretary.....       1998  $                         -0 -


------------------------


(1) For the fiscal year ended March 31, 1998


    The Company has no retirement, pension or profit sharing program for the benefit of its directors, officers or other employees but the Board of Directors may recommend one or more such programs for adoption in the future.

DIRECTOR COMPENSATION

    Directors of the Company who are not salaried officers will receive no fee for attending each Board meeting or meeting of a committee of the Board. All directors will be reimbursed for their reasonable out-of-pocket expenses incurred in connection with attending Board and committee meetings. In the future, the Company reserves the right to issue shares of the Company's common stock to non-officer Board members for their agreement to become a Board member.

EMPLOYMENT AGREEMENTS


    Michael Trotta entered into a three (3) year employment agreement with the Company on September 15, 1998. Mr. Trotta's compensation under the Agreement is $104,000 during the initial annual term with increases in the succeeding two (2) years of the term equal to the greater of 10% from the previous year's salary or the cost of living adjustment recognized in the area where Mr. Trotta resides. Mr. Trotta is also entitled to reimbursement of substantiated expenses, a monthly car expense equal to $750 per month and options to acquire 100,000 shares of Common Stock at $6.00 per share.



1998 STOCK OPTION PLAN


    The Plan will be administered by the Compensation Committee or the Board of Directors, which will determine among other things, those individuals who shall receive options, the time period during which the options may be partially or fully exercised, the number of Common Shares issuable upon the exercise of the options and the option exercise price.


    The Plan is effective for a period for ten years, expiring in 2008. Options to acquire 500,000 Common Shares may be granted to officers, directors, consultants, key employees, advisors and similar parties who provide their skills and expertise to the Company. The Plan is designed to enable management to attract and retain qualified and competent directors, employees, consultants and independent contractors. Options granted under the Plan may be exercisable for up to ten years, generally require a minimum two year vesting period, and shall be at an exercise price all as determined by the Board of Directors provided that, pursuant to the terms of the Underwriting Agreement between the Company and the Underwriters, the exercise price of any options may not be less than the fair market value of the Common Shares on the date of the grant. Options are non-transferable, and are exercisable only be the participant (or by his or her guardian or legal representative) during his or her lifetime or by his or her legal representatives following death. Upon a change in control of the Company, the acceleration date of any options that were granted but not otherwise exercisable accelerates to the date of the Change in Control. Change in control includes (i) the sale of substantially all of the assets of the Company and merger or consolidation with another Company, or (ii) a majority of the members of the Board of Directors changes other than by, election by the Shareholders pursuant to Board of Directors solicitation or by vacancies filled by the Board of Directors caused by death or resignation of such person.


    If a participant ceases affiliation with the Company, by reason of death, permanent disability or retirement at or after age 65, the option remains exercisable for one year from such occurrence but not beyond the option's expiration date. Other types of termination allow the participant 90 days to exercise the option, except for termination for cause which results in immediate termination of the option.

    The Company has agreed with the Representative not to grant any options under the Plan at less than 100% of the fair market value of the Common Shares at the date of the grant of the option.

    Any unexercised options that expire or that terminate upon an employee's ceasing to be employed by the Company become available again for issuance under the Plan, subject to applicable securities regulation.

    The Plan may be terminated or amended at any time by the Board of Directors, except that the number of Common Shares reserved for issuance upon the exercise of options granted under the Plan may not be exercised without the consent of the shareholders of the Company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    In June 1997, two unaffiliated investors each invested $200,000 in the Company. In consideration of their investment, each received a sixteen and two thirds (16 2/3%) percent share of the Company at the time of such investments. In April 1998 and May, 1998, respectively, the Company repurchased such shares and agreed to repay such investors a total of $400,000 within six (6) months of the date of each repurchase. Such $400,000 amount has been paid from the proceeds of the bridge financing.


    In July 1997, the Company purchased the Silver Star trademark from Vincent Trotta, the father of the Company's President and majority shareholder. The purchase price was $205,000. Of such amount, it included a payment of $55,000 to Michael Trotta, an officer, director and majority shareholder of the Company; and an assignment of accounts receivable of the Company equaling $82,000 to Louis Trotta, (an officer and director of the Company) and his brother, Vincent Trotta Jr.


    As of September 1998, the Company raised $700,000 pursuant to a Confidential Private Offering Memorandum. There were twenty (20) investors in such Private Placement. The Offering consisted of twenty-eight (28) units, with each Unit consisting of a $25,000 Promissory Note, 2,000 shares of Common Stock (56,000 shares in the aggregate) and 2,000 Redeemable Common Stock Purchase Warrants (56,000 Warrants in the aggregate). Each Unit sold for $25,000. The terms of the warrants are identical to the terms of the Warrants being offered herein. The Offering was made solely to persons who qualified as accredited investors as defined under Regulation D Rule 501 under the Act. The Shares and Warrants offered in the Confidential Private Placement Memorandum are not to be registered under this Registration Statement.


    In the future, the Company will present all proposed transactions between the Company and its officers, directors or 5% stockholders, and their affiliates to the Board of Directors for its consideration and approval. Any such transaction will require approval by a majority of the disinterested directors and such transactions will be on terms no less favorable than those available to disinterested third parties.

LIMITATIONS ON PERSONAL LIABILITY OF DIRECTORS AND OFFICERS

    The New York Business Corporation Law, in general, allows corporations to indemnify their directors and officers against expenses (including attorney's fees), judgments, fines and settlement amounts actually and reasonably incurred by such person in connection with suits or proceedings, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation. In the case of a criminal action, the director or officer must have had no reasonable cause to believe that person's conduct was unlawful. Under current law, no indemnification may be made if in connection with a proceeding or in the right of the corporation in which the director or officer was adjudged to be liable to the corporation or that person derived an improper personal benefit.

    The Company's Certificate of Incorporation and By-Laws provided that the Company shall indemnify its directors and officers to the fullest extent permitted by New York Law. The Company will enter into an indemnification agreement with each of its directors and officers.


    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.


                             PRINCIPAL SHAREHOLDERS

    The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of the date of this Prospectus by (i) each person known by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock, (ii) by each officer and director of the Company, and (iii) by all officers and directors of the Company as a group. Unless otherwise indicated, each of the following persons has sole voting and investment power with respect to the shares of Common Stock set forth opposite his name.


                                                                  AMOUNT AND NATURE OF     PERCENT OF      PERCENT OF
                                                                       BENEFICIAL         CLASS BEFORE     CLASS AFTER
NAME OF BENEFICIAL OWNER                                              OWNERSHIP(1)          OFFERING        OFFERING
---------------------------------------------------------------  ----------------------  ---------------  -------------
Michael Trotta (2).............................................          3,200,000               97.7%           79.5%
All Officers and Directors as a Group..........................          3,200,000               97.7%           79.5%


------------------------

(1) The persons named in the table have sole voting and investment power with respect to all shares of Common Stock.

(2) The address for Michael Trotta is 7520 Avenue V, Brooklyn, New York 11234.

                           DESCRIPTION OF SECURITIES

    The following summary description of the Securities is qualified in its entirety by reference to the Company's Certificate of Incorporation, as amended, and its By-laws, copies of which have been filed as Exhibits to the Registration Statement of which this Prospectus is a part.


    The Company is authorized to issue 15,000,000 shares of Common Stock, $.0001 par value per share and 1,000,000 shares of blank check preferred stock, $.001 par value per share (the "Preferred Stock"). As of the date of this Prospectus, prior to giving effect to the securities to be issued in the Offering, there are 3,276,000 shares of Common Stock outstanding and no shares of Preferred Stock outstanding. An additional 96,000 shares of Common Stock are reserved for issuance upon the exercise of various options and warrants outstanding as of the date of this Prospectus.



UNITS



    Each Unit consists of one share of Common Stock and two Redeemable Common Stock Purchase Warrants. The shares of Common Stock and the Redeemable Common Stock Purchase Warrants will be detachable and separately transferable ninety
(90) days after the Effective Date, or earlier with the consent of the Underwriter.


COMMON STOCK

    Holders of shares of Common Stock are entitled to one vote per share of Common Stock on all matters submitted to a vote of stockholders of the Company and to receive dividends when declared by the Board of Directors from funds legally available therefor. Upon the liquidation, dissolution or winding up of the Company, holders of shares of Common Stock are entitled to share ratably in any assets available for distribution to stockholders after payment of all obligations of the Company and after provision has been made with respect to each class of stock, if any, having preference over the Common Stock. Holders of shares of Common Stock do not have cumulative voting rights or preemptive, subscription or conversion rights. See "Risk Factors--Dividend Policy."

PREFERRED STOCK

    The Company's Certificate of Incorporation authorizes the issuance of 1,000,000 shares of "blank check" preferred stock, par value $.001, with such designations, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of the Company's Common Stock. In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. Although the Company has no present intention to issue any shares of its preferred stock, there can be no assurance that the Company will not do so in the future.

WARRANTS


    The following is a brief summary of certain provisions of the Warrants, but such summary does not purport to be complete and is qualified in all respects by reference to the actual text of the form of Warrant.



    WARRANT. The Company is issuing 1,500,000 Warrants as part of this initial public offering. The Company intends to apply to the OTC Bulletin Board for listing of the Warrants, although there can be no assurance that the OTC Bulletin Board will allow the Warrant to be listed.



    EXERCISE PRICE AND TERMS. Each Warrant entitles the holder thereof to purchase, at any time commencing one year after the Effective Date and for a period of four years from the Effective Date as set forth above, one share of Common Stock at a price of $6.00 per share, subject to adjustment in accordance with the anti-dilution and other provisions referred to below. The Warrants expire on the fourth anniversary of the Effective Date unless extended at the sole option of the Board of Directors of the Company. The holder of any Warrant may exercise such Warrant by surrendering the certificate representing the Warrant to the Warrant Agent, with the subscription form on the reverse side of such certificate properly completed and executed, together with payment of the exercise price. The Warrants may be exercised at any time in whole or in part at the applicable exercise price until the date of expiration of the Warrants. No fractional shares will be issued upon the exercise of the Warrants.



    Commencing on a date which shall be twelve months from the Effective Date, the Warrants are subject to redemption at $0.01 per Warrant upon prior written notice of not less than thirty (30) days; provided, that in order for the Company to call the Warrants for early redemption, the average of the closing bid price of the Company's Common Stock, over the ten (10) consecutive trading days ending within ten (10) days of the notice of redemption, must equal or exceed $8.50. In the event the Company exercises the right to redeem the Warrants, such Warrants will be exercisable until the close of business on the date of redemption fixed in such notice. If any Warrant called for redemption is not exercised by such time, it will cease to be exercisable and the holder will be entitled only to the redemption price.



    The exercise price of the Warrants bears no relation to any objective criteria of value and should in no event be regarded as an indication of any future market price of the securities offered hereby.


    ADJUSTMENTS. The exercise price and the number of shares of Common Stock purchasable upon the exercise of the Warrants are subject to adjustment upon the occurrence of certain events, including stock dividends, stock splits, combinations or reclassification of the Common Stock, or sale by the Company of shares of its Common Stock (or other securities convertible into or exercisable for Common Stock) at a price per share or share equivalent below the then-applicable exercise price of the Warrants or the then-current market price of the Common Stock. Additionally, an adjustment would be made in the case of a reclassification or exchange of Common Stock, consolidation or merger of the Company with or into another corporation, or sale of all or substantially all of the assets of the Company, in order to enable Warrant holders to acquire the kind and number of shares of stock or other securities or property receivable in such event by a holder of that number of shares of Common Stock that would have been issued upon exercise of the Warrant immediately prior to such event. No adjustments will be made until the cumulative adjustments in the exercise price per share amount to $1.00 or more. No adjustment to the exercise price of the shares subject to the Warrants will be made for dividends (other than stock dividends), if any, paid on the Common Stock or upon exercise of the Warrants, the Underwriter's Warrants or any other warrants outstanding as of the date of this Prospectus.

    TRANSFER, EXCHANGE AND EXERCISE. The Warrants are in registered form and may be presented to the Transfer and Warrant Agent for transfer, exchange or exercise at any time after the Effective Date and prior to their expiration date four years from the date of this Prospectus, at which time the Warrants become wholly void and of no value. If a market for the Warrants develops, the holder may sell the Warrants instead of exercising them. There can be no assurance, however, that a market for the Warrants will develop or continue. If the Company is unable to qualify for sale in particular states the Common Stock underlying the Warrants, holders of the Warrants residing in such states and desiring to exercise the Warrants will have no choice but to sell such Warrants or allow them to expire. See "Description of Securities--Transfer and Warrant Agent."


    WARRANTHOLDER NOT A SHAREHOLDER. The Warrants do not confer upon holders any voting or any other rights as stockholders of the Company.


                        SHARES ELIGIBLE FOR FUTURE SALE


    All Shares of common stock included in the Units being offered hereby will be immediately tradable without restriction or further registration under the Securities Act. The outstanding Shares of common stock include 3,256,000 Shares of common stock outstanding deemed to be "restricted securities," as that term is defined under Rule 144 promulgated under the Securities Act, in that such Shares were purchased or acquired by such stockholders of the Company in transactions not involving a public offering, and, as such, may only be sold pursuant to a registration statement under the Securities Act, in compliance with the exemption provisions of Rule 144, or pursuant to another exemption under the Securities Act. Substantially all of such restricted Shares of common stock are eligible for sale under Rule 144, subject to the volume limitations prescribed by the Rule. The outstanding shares also include 20,000 shares of Common Stock held by the Selling Security Holder. Such shares have been registered for resale pursuant to the registration statement to which this prospectus is a part. Other than shares underlying the 20,000 Selling Security Holder Units, each pre-offering shareholder has entered into a 12 month lock-up agreement with the Underwriter.


    In general, under Rule 144 as currently in effect, a shareholder, including an affiliate of the Company, may sell shares of Common Stock after at least one year has elapsed since such shares were acquired from the Company or an affiliate of the Company. The number of shares of Common Stock which may be sold within any three-month period is limited to the greater of one percent of the then outstanding Common Stock or the average weekly trading volume in the Common Stock during the four calendar weeks preceding the date on which notice of such sale was filed under Rule 144. Certain other requirements of Rule 144 concerning availability of public information, manner of sale and notice of sale must also be satisfied. In addition, a shareholder who is not an affiliate of the Company (and who has not been an affiliate of the Company for 90 days prior to the sale) and who has beneficially owned shares acquired from the Company or an affiliate of the Company for over two years may resell the shares of Common Stock without compliance with the foregoing requirements under Rule 144.

    No predictions can be made as to the effect, if any, that future sales of shares, or the availability of shares for future sale, will have on the market price of the Common Stock prevailing from time to time. Nevertheless, sales of substantial amounts of Common Stock, or the perception that such sales may occur, could have a material adverse effect on prevailing market prices and could impair the Company's ability to raise capital through the sale of its equity securities.


TRANSFER, REGISTRAR AND WARRANT AGENT



    The Transfer agent and registrar for the Common Stock and the Warrant agent for the Warrants is American Stock Transfer & Trust Company, 40 Wall Street, New York, NY 10005.



                            SELLING SECURITY HOLDER



    The sole Selling Security Holder is Richard I. Anslow, counsel to the Company. The Selling Security Holder Units were issued to Mr. Anslow as compensation for services rendered in connection with this Offering. The company will not receive any proceeds from sales of the Selling Security Holder Units.

                                  UNDERWRITING


    The Underwriter has agreed, subject to the terms of the Underwriting agreement, to purchase from the Company, 750,000 Units, each Unit consisting of one share of Common Stock and two Redeemable Common Stock Purchase Warrants. The Underwriting Agreement provides that the obligations of the Underwriter are subject to certain conditions precedent.



    The Company has been advised by the Underwriter that the Underwriter proposes initially to offer the Units to the public at the public offering price per Unit set forth on the cover of this Prospectus and to certain dealers, who are members of the National Association of Securities Dealers, Inc. ("NASD").



    The Underwriting Agreement provides further that the Underwriter will receive a non-accountable expense allowance of 3% of the aggregate public offering price of the Units sold hereunder, including any Units sold pursuant to the Over-allotment Option (which allowance amounts to $135,000 or $155,250 if the Over-allotment Option is exercised in full). The Company has also agreed to pay all expenses in connection with qualifying the Securities offered hereby for sale under the laws of such states the Underwriter may designate, including expenses of counsel retained for such purpose by the Underwriter.



    The Company has also granted the Over-allotment Option to the Underwriter, exercisable during the 45-day period commencing on the Effective Date, to purchase up to a maximum of 112,500 Units at the public offering price less the underwriting discounts, commissions and expense allowance. The Underwriter may exercise this option only to cover over-allotments in the sale of the Common Stock and Warrants, if any.


    The underwriter does not intend to sell any shares to discretionary accounts.


    The Company has agreed to sell to the Underwriter, for nominal consideration, the Underwriter's Warrants to purchase an amount equal to 10% of the number of Units sold to the public. The Underwriter's Warrants shall be exercisable for a period of four (4) years commencing one year from the Effective Date at an exercise price equal to $9.90 per Unit, or 165% of the offering price of the Units sold to the public in the Offering. The Underwriter's Warrants are not transferable prior to one year from the Effective Date, except to officers or partners of the Underwriter, members of the selling group and their officers and partners.


    The Selling Security Holder Shares are not part of the underwritten offering.

    The Company has also granted certain registration rights to holders of the Underwriter's Warrants. These registration rights generally provide that in the event the Company files a post-effective amendment to the Registration Statement of which this Prospectus forms a part, or any new registration statement covering any securities of the Company, the Company will include in such registration statement such information as may be required to permit a public offering of the Underwriter's Warrant, the Warrant's issuable upon exercise of the Underwriter's Warrant, and the Common Stock issuable upon the exercise of the Underwriter's Warrant and upon exercise of the Warrants underlying the Underwriter's Warrant (the "Registrable Securities"). If the offering of the Company securities is underwritten, the number of Registrable Securities to be included in the offering is subject to limitation by the managing underwriter of the offering; provided, however, in the event of such limitation, the Company shall file a new registration statement covering the excluded Registrable Securities, at the Company's expense, within six months after completion of the underwritten offering. In addition, the Company is required to file a post-effective amendment to the Registration Statement of which this Prospectus forms a part or a new registration statement registering the Registrable Securities upon the request of the holder(s) of at least 50% of the Underwriter's Warrant and/or the Common Stock underlying the Underwriter's Warrants and the Warrants issuable upon exercise of the Underwriter's Warrant.

    For the life of the Underwriter's Warrants, the holders thereof are given, at nominal costs, the opportunity to profit from a rise in the market price of the Company's securities with a resulting dilution in the interest of other stockholders. Further, the holders may be expected to exercise the Underwriter's Warrants at a time when the Company would in all likelihood be able to obtain equity capital on terms more favorable than those provided in the Underwriter's Warrants.

    The Company has agreed to retain the Underwriter as a financial consultant to the Company for a period of three (3) years after the Offering for an aggregate fee of $108,000 ($36,000 per year) payable in full upon consummation of the Offering.

    In addition, the Company has agreed to compensate the Underwriter upon consummation of certain material transactions initiated by the Underwriter during the three-year period commencing on the Effective Date. These transactions include (i) any transaction originated by the Underwriter, other than in the ordinary course of business, whereby, directly or indirectly, control of, or a material interest in, the Company or any of its businesses or assets is transferred for consideration (stock, cash of other property), (ii) any transaction originated by the Underwriter whereby the Company acquires any other company or the assets of or interest in any other company, or (iii) any joint venture or line of credit arranged by the Underwriter for the benefit of the Company. In the event of the foregoing, the Underwriter will be paid 5% of the first $4,000,000; 4% of the next $1,000,000; 3% of the next $1,000,000; and
2% of the excess over $6,000,000 of the consideration received by the Company in any of the above-described transactions. In addition, in the event the Underwriter originates a line of credit with a lender or a corporate partner, or the Underwriter introduces the Company to a joint venture partner or customer and sales develop as a result of the introduction, the Company and the Underwriter will mutually agree on a satisfactory fee and the terms of payment of such fee.

    In addition, subject to the rules of the NASD, the Company has agreed to engage the Underwriter as warrant solicitation agent, in connection with which it would be entitled to a 5% fee upon exercise of the Warrants. In accordance with the NASD Notice to Members 81-38, no fee shall be paid: (i) upon the exercise where the market price of the underlying Common Stock is lower than the exercise price; (ii) for the exercise of the Warrants is held in any discretionary account; (iii) upon the exercise of Warrants where the disclosure of compensation arrangements has not been made and where documents have not been provided to customers not as part of the original Offering and at the time of exercise; or (iv) upon the exercise of Warrants in unsolicited transactions. Notwithstanding the foregoing, no fees will be paid to the Underwriter or any other NASD member upon exercise of the Warrants within the first twelve months after the Effective Date. Unless granted an exemption by the Commission from Regulation M under the Securities Exchange Act of 1934, the Underwriter will be prohibited from engaging in any market-making activities with regard to the Company's securities for the period from five business days (or other such applicable periods as Regulation M may provide) prior to any solicitation of the exercise of the Warrants until the later of the termination of such termination of such solicitation activity or the termination (by waiver or otherwise) of any right the Underwriter may have to receive a fee. As a result, the Underwriter may be unable to continue to provide a market for the Company's securities during certain periods while the Warrants are exercisable. If the Underwriter has engaged in any of the activities prohibited by Regulation M during the periods described above, the Underwriter undertakes to waive unconditionally its right to receive a commission on the exercise of such warrants.

    The Company has agreed, for a period of two years from the Effective Date, not to issue any shares of Common Stock or Preferred Stock or any warrants, options or other rights to purchase Common Stock or Preferred Stock without the prior written consent of the Underwriter. Notwithstanding the foregoing, the Company may, without the consent of the Underwriter, issue shares of Common Stock upon exercise of any warrants or options outstanding on the date hereof or to be outstanding upon completion of the Offering pursuant to the terms hereof.

    The Underwriting Agreement provides for reciprocal indemnification between the Company and the Underwriter against liabilities in connection with the Offering, including liabilities under the Securities Act. To the extent this section may purport to provide exculpation from possible liabilities arising under the federal securities laws, the Company has been advised that it is the opinion of the Commission that such indemnification is against public policy and is therefore unenforceable.

    The Company has agreed, if requested by the Underwriter at any time within two years after consummation of the Offering, to nominate and use its best efforts to elect a designee of the Underwriter as a director of the Company, or, at the Underwriter's option, as a non-voting advisor to the Company's Board of Directors. Such designee may be a director, officer, partner, employee or affiliate of the Underwriter. As of the Effective Date, the Underwriter has not determined whether to exercise such right to designate a director, nor has it identified such individual, and the Underwriter has advised the Company that it does not intend to designate a director immediately following consummation of the Offering.


    The foregoing is a brief summary of certain provisions of the Underwriting Agreement and related agreements and does not purport to be a complete statement of terms and conditions. Copies of the Underwriting Agreement and the other documents described above are on file with the Commission as exhibits to the Registration Statement of which this Prospectus is a part. See "Additional Information."


                                 LEGAL MATTERS


    The validity of the Securities offered hereby will be passed upon for the Company by Richard I. Anslow, Esq., Freehold, New Jersey 07728. Certain legal matters will be passed upon for the Underwriter by Gersten, Savage & Kaplowitz, LLP, New York, New York 10022. Mr. Anslow has previously acted as counsel to the Underwriter. Mr. Anslow owns 20,000 Units of the Company's Securities, all of which are being registered hereby.


                                    EXPERTS

    The audited balance sheets of the Company as at March 31, 1998 and March 31, 1997, and the related Statements of Operations, Statements of Stockholders' Equity and Statements of Cash Flows have been included herein and in the Registration Statement in reliance upon the report, appearing elsewhere herein, of Weinick Sanders Leventhal & Co., LLP, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

    The Company has filed with the Commission a Registration Statement under the Act with respect to the Common Shares offered hereby. This Prospectus omits certain information contained in the Registration Statement and the exhibits thereto, and references are made to the Registration Statement and the exhibits thereto for further information with respect to the Company and the Common Shares offered hereby. Statements contained herein concerning the provisions of any documents are not necessarily complete, and in each instance reference is made to the copy of such document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference. The Registration Statement, including exhibits and schedules filed therewith, may be inspected without charge at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the regional offices of the Commission located at 7 World Trade Center, Suite 1300, New York, New York 10048, and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials may be obtained from the Public Reference Section of the Commission, Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and its public reference facilities in New York, New York and Chicago, Illinois upon payment of the prescribed fees. Electronic registration statements (as well as proxy reports and other information when filed) filed through the Electronic Data Gathering, Analysis, and Retrieval System are publicly available through the Commission's Website (http://www.sec.gov). At the date hereof, the Company was not a reporting company under the Exchange Act.

                            SILVER STAR FOODS, INC.

                               DECEMBER 31, 1998

                                   I N D E X

                                                                                                       PAGE NO.
                                                                                                      -----------
INDEPENDENT ACCOUNTANTS' REPORT.....................................................................  F-2
FINANCIAL STATEMENTS:
Balance Sheets as at December 31, 1998 (Unaudited) and March 31, 1998 and 1997......................  F-3
Statements of Operations
For the Nine Months Ended December 31, 1998 and 1997 (Unaudited) and For the Years Ended March 31,
  1998 and 1997.....................................................................................  F-4
Statements of Stockholders' Equity (Deficiency) and For the Years Ended March 31, 1998 and 1997.....  F-5
Statements of Cash Flows
For the Nine Months Ended December 31, 1998 and 1997 (Unaudited) and For the Years Ended March 31,
  1998 and 1997.....................................................................................  F-6--F-7
NOTES TO FINANCIAL STATEMENTS.......................................................................  F-8--F-13

                        INDEPENDENT ACCOUNTANTS' REPORT

To the Board of Directors
Silver Star Foods, Inc.

    We have audited the accompanying balance sheets of Silver Star Foods, Inc. (formerly Silver Star Ravioli Co., Inc.) as at March 31, 1998 and 1997, and the related statements of operations, stockholders' equity (deficiencies) and cash flows for the years then ended These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Silver Star Foods, Inc. (formerly Silver Star Ravioli Co., Inc.), as at March 31, 1998 and 1997 and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.

    The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has a working capital deficiency of $316,443 and a stockholder's deficiency of $67,503 at March 31, 1998. Those conditions raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                          /s/ WEINICK SANDERS LEVENTHAL & CO.,
                                          LLP
                                          --------------------------------------
                                          Weinick Sanders Leventhal & Co., LLP


New York, N. Y.
July 29, 1998
(Except for Notes 10 and 11 as to which the dates are August 31, 1998, November 30, 1998 and March 12, 1999)

                            SILVER STAR FOODS, INC.

                                 BALANCE SHEETS

                                     ASSETS

                                                                                                 MARCH 31,
                                                                            DECEMBER 31,  -----------------------
                                                                                1998         1998        1997
                                                                            ------------  ----------  -----------
                                                                                  (UNAUDITED)
Current assets:
  Cash....................................................................   $    7,788   $       --  $     2,312
  Accounts receivable.....................................................       19,924      103,427       10,043
  Other current assets....................................................           --           --          566
                                                                            ------------  ----------  -----------
    Total current assets..................................................       27,712      103,427       12,921
                                                                            ------------  ----------  -----------
Other assets:
  Deferred registration costs.............................................      289,751       79,686           --
  Deferred finance costs, less accumulated amortization of $118,461.......      142,154           --           --
  Tradename, less accumulated amortization of $51,251, $41,001 and
    $27,334, respectively.................................................      153,749      163,999      177,666
  Deposits................................................................        5,255        5,255        5,255
                                                                            ------------  ----------  -----------
    Total other assets....................................................      590,909      248,940      182,921
                                                                            ------------  ----------  -----------
                                                                             $  618,621   $  352,367  $   195,842
                                                                            ------------  ----------  -----------
                                                                            ------------  ----------  -----------
               LIABILITIES AND STOCKHOLDER'S EQUITY (CAPITAL DEFICIENCY)
Current liabilities:
  Cash overdraft..........................................................   $       --   $   20,937  $        --
  Bridge loan payable.....................................................      700,000           --           --
  Notes payable--tradename................................................       17,092       17,092       93,842
  Accounts payable........................................................      285,853      247,533      206,978
  Payroll taxes payable...................................................       65,778           --           --
  Loans payable--other....................................................       26,000           --           --
  Accrued expenses........................................................      117,702       78,771        6,500
  Stockholder loan........................................................       18,329       55,537          912
                                                                            ------------  ----------  -----------
    Total current liabilities.............................................    1,230,754      419,870      308,232
                                                                            ------------  ----------  -----------
Commitments and contingencies.............................................           --           --           --
Stockholder's equity (capital deficiency):
  Preferred stock--$.001 par value Authorized and unissued-- 1,000,000
    shares................................................................           --           --           --
  Common stock--$.0001 par value Authorized--15,000,000 shares
    Issued--4,876,000, 4,800,000 and 3,200,000 shares, respectively.......          488          480          320
  Paid-in capital.........................................................      678,432      399,840           --
  Deficit.................................................................     (891,053)    (467,823)    (112,710)
                                                                            ------------  ----------  -----------
                                                                               (212,133)     (67,503)    (112,390)
Less: Treasury stock at cost--1,600,000 shares                                  400,000           --           --
                                                                            ------------  ----------  -----------
    Total stockholder's equity (capital deficiency)                            (612,133)     (67,503)    (112,390)
                                                                            ------------  ----------  -----------
                                                                             $  618,621   $  352,367  $   195,842
                                                                            ------------  ----------  -----------
                                                                            ------------  ----------  -----------

                       See notes to financial statements.

                            SILVER STAR FOODS, INC.

                            STATEMENTS OF OPERATIONS

                                                                   FOR THE NINE
                                                                   MONTHS ENDED          FOR THE YEARS ENDED
                                                                   DECEMBER 31,               MARCH 31,
                                                              ----------------------  --------------------------
                                                                             1997
                                                                          ----------      1998          1997
                                                                                      ------------  ------------
                                                                 1998     (UNAUDITED)
                                                              ----------
                                                              (UNAUDITED)
Net sales...................................................  $  856,723  $  961,811  $  1,343,276  $  1,450,438
                                                              ----------  ----------  ------------  ------------
Costs and expenses:
Cost of sales...............................................     735,209     817,836     1,198,755       972,248
Operating expenses..........................................     415,353     317,353       485,293       479,881
Amortization................................................      10,250      10,250        13,667        13,667
                                                              ----------  ----------  ------------  ------------
Total of costs and expenses.................................   1,160,812   1,145,439     1,697,715     1,465,796
                                                              ----------  ----------  ------------  ------------
Loss from operations........................................    (304,089)   (183,628)     (354,439)      (15,358)
                                                              ----------  ----------  ------------  ------------
Other income (expense):
Gain on investment in securities............................          --          --            --           798
Interest expense............................................          --          --            --           (51)
Amortization of deferred finance costs......................     118,461          --            --            --
                                                              ----------  ----------  ------------  ------------
Total other income (expense)................................     118,461          --            --           747
                                                              ----------  ----------  ------------  ------------
Loss before provision for income taxes......................    (422,550)   (183,628)     (354,439)      (14,611)
Provision for income taxes..................................         680         475           674         4,610
                                                              ----------  ----------  ------------  ------------
Net loss....................................................  $ (423,230) $ (184,103) $   (355,113) $    (19,221)
                                                              ----------  ----------  ------------  ------------
                                                              ----------  ----------  ------------  ------------
Basic earnings (loss) per share.............................  $     (.11) $     (.04) $       (.08) $       (.01)
Weighted average number of shares outstanding...............   3,944,320    4,136,72     4,300,274     3,200,000

                       See notes to financial statements.

                            SILVER STAR FOODS, INC.

                STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIENCY)

                FOR THE YEARS ENDED MARCH 31, 1998 AND 1997 AND
            FOR THE NINE MONTHS ENDED DECEMBER 31, 1998 (UNAUDITED)
                                  (SEE NOTE 1)

                                                                                                                   TOTAL
                                                                                                                STOCKHOLDERS'
                                                       COMMON STOCK                    RETAINED                    EQUITY
                                                   ---------------------   PAID-IN     EARNINGS     TREASURY      (CAPITAL
                                                     SHARES      VALUE     CAPITAL     (DEFICIT)      STOCK     DEFICIENCY)
                                                   ----------  ---------  ----------  -----------  -----------  ------------
Balance at April 1,]nb]1996                         3,200,000  $     320  $       --  ($   93,489) $        --   ($  93,169)
Net income for the year ended March 31, 1997               --         --          --      (19,221)          --      (19,221)
                                                   ----------  ---------  ----------  -----------  -----------  ------------
Balance at March 31, 1997                           3,200,000        320          --     (112,710)          --     (112,390)
Issuance of common stock for cash................   1,600,000        160     399,840           --           --      400,000
Net loss for the year ended March 31, 1998                 --         --          --     (355,113)          --     (355,113)
                                                   ----------  ---------  ----------  -----------  -----------  ------------
Balance at March 31, 1998                           4,800,000        480     399,840     (467,823)          --      (67,503)
Purchase of treasury stock at cost-- 1,600,000
  shares                                                   --         --          --           --     (400,000)    (400,000)
Issuance of common stock and warrants for
  services rendered in connection with public
  offering.......................................      20,000          2     104,998           --           --      105,000
Issuance of common stock and warrants in
  connection with bridge financing...............      56,000          6     173,594           --           --      173,600
Net loss for the nine months ended December 31,
  1998 (unaudited)                                         --         --          --     (423,230)          --     (423,230)
                                                   ----------  ---------  ----------  -----------  -----------  ------------
Balance at December 31, 1998 (unaudited)            4,876,000  $     488  $  678,432  ($  891,053) ($  400,000)  ($ 612,133)
                                                   ----------  ---------  ----------  -----------  -----------  ------------
                                                   ----------  ---------  ----------  -----------  -----------  ------------

                       See notes to financial statements.

                            SILVER STAR FOODS, INC.

                            STATEMENTS OF CASH FLOWS

                                                                        FOR THE
                                                                   NINE MONTHS ENDED        FOR THE YEARS ENDED
                                                                      DECEMBER 31                MARCH 31,
                                                                ------------------------  -----------------------
                                                                                1997
                                                                             -----------     1998         1997
                                                                                          -----------  ----------
                                                                   1998      (UNAUDITED)
                                                                -----------
                                                                (UNAUDITED)
Cash flows from operating activities:
Net loss......................................................  ($  423,230) ($  184,103) ($  355,113) ($  19,221)
                                                                -----------  -----------  -----------  ----------
Adjustments to reconcile net loss to net cash provided by
  (used in) operating activities: Amortization................      128,711       10,250       13,667      13,667
Gain on sale of securities....................................           --           --           --        (798)
Increase (decrease) in cash flows as a result of changes in
  asset and liability account balances:
Accounts receivable...........................................       83,503      (86,229)     (93,384)     30,061
Other current assets..........................................           --          566          566       2,150
Accounts payable..............................................       38,320      (33,487)      40,555      82,728
Accrued expenses..............................................      (23,569)      (5,671)      72,271       5,796
Payroll taxes payable.........................................       65,778           --           --          --
                                                                -----------  -----------  -----------  ----------
Total adjustments.............................................      292,743     (114,571)      33,675     133,604
                                                                -----------  -----------  -----------  ----------
Net cash provided by (used in) operating activities...........     (130,487)    (298,674)    (321,438)    114,383
                                                                -----------  -----------  -----------  ----------
Cash flows provided by investing activities:
Proceeds from the sale of marketable securities...............           --           --           --      20,629
                                                                -----------  -----------  -----------  ----------
Cash flows from financing activities:
Cash overdraft................................................      (20,937)          --       20,937          --
Payments to brokers for margin purchases......................           --           --           --     (15,579)
Payments of notes payable--tradename..........................           --      (76,750)     (76,750)   (111,158)
Stockholder loan..............................................      (37,208)        (912)      54,625     (10,714)
Proceeds from sale of common stock............................           --      400,000      400,000          --
Expenditures for registration costs...........................      (42,565)     (25,500)     (79,686)         --
Proceeds of loans payable--other..............................       26,000           --           --          --
Proceeds from bridge loan.....................................      700,000           --           --          --
Purchase of treasury stock....................................     (400,000)          --           --          --
Expenditures for financing costs..............................      (87,015)          --           --          --
                                                                -----------  -----------  -----------  ----------
Net cash provided by (used in) financing activities...........      138,275      296,838      319,126    (137,451)
                                                                -----------  -----------  -----------  ----------
Net increase (decrease) in cash...............................        7,788       (1,836)      (2,312)     (2,439)
Cash at beginning of period...................................           --        2,312        2,312       4,751
                                                                -----------  -----------  -----------  ----------
Cash at end of period.........................................  $     7,788  $       476  $        --  $    2,312
                                                                -----------  -----------  -----------  ----------
                                                                -----------  -----------  -----------  ----------

                       See notes to financial statements.

                            SILVER STAR FOODS, INC.

                                                                                     FOR THE          FOR THE YEARS ENDED
                                                                                NINE MONTHS ENDED
                                                                                   DECEMBER 31             MARCH 31,
                                                                              ---------------------  ----------------------
                                                                                            1997
                                                                                          ---------     1998        1997
                                                                                                        -----     ---------
                                                                                 1998     (UNAUDITED)
                                                                              ----------
                                                                              (UNAUDITED)
Supplemental Disclosures of Cash Flow Information:
Cash paid during the period:
Income taxes................................................................  $       --  $      --   $      --   $     814
                                                                              ----------  ---------         ---   ---------
                                                                              ----------  ---------         ---   ---------
Interest....................................................................  $       --  $      --   $      --   $      51
                                                                              ----------  ---------         ---   ---------
                                                                              ----------  ---------         ---   ---------
Supplemental Schedule of Non-Cash Financing Transactions:
Expenditures for offering costs resulting in the following:
Deferred registration costs.................................................  $  167,500  $  36,686   $      --   $      --
                                                                              ----------  ---------         ---   ---------
                                                                              ----------  ---------         ---   ---------
Accrued expenses............................................................  $   62,500  $      --   $      --   $      --
Common stock................................................................           2         --          --          --
Paid-in capital.............................................................     104,998         --          --          --
                                                                              ----------  ---------         ---   ---------
 ............................................................................  $  167,500  $      --   $      --   $      --
                                                                              ----------  ---------         ---   ---------
                                                                              ----------  ---------         ---   ---------
Expenditures for financing costs resulting in the following:
Deferred financing costs....................................................  $  173,600  $      --   $      --   $      --
                                                                              ----------  ---------         ---   ---------
                                                                              ----------  ---------         ---   ---------
Common stock................................................................  $        6         --          --          --
Paid in capital.............................................................     173,594         --          --          --
                                                                              ----------  ---------         ---   ---------
                                                                              $  173,600  $      --   $      --   $      --
                                                                              ----------  ---------         ---   ---------
                                                                              ----------  ---------         ---   ---------

                       See notes to financial statements.

                            SILVER STAR FOODS, INC.

                         NOTES TO FINANCIAL STATEMENTS

           DECEMBER 31, 1998 (UNAUDITED) AND MARCH 31, 1998 AND 1997

                    (THE INFORMATION AS AT AND FOR THE NINE
             MONTHS ENDED DECEMBER 31, 1998 AND 1997 IS UNAUDITED)

NOTE 1--GOING CONCERN.

    The accompanying financial statements have been prepared in conformity with generally accepted accounting principles, which contemplate continuation of the Company as a going concern. The Company has a working capital deficiency of $316,443 at March 31, 1998. At December 31, 1998, the Company has a working capital deficiency of $1,203,042. Those conditions raise substantial doubt about the ability of the Company to continue as a going concern.


    The Company negotiated a letter of intent with an underwriter for an initial public offering of its common stock on a "firm commitment" basis and has filed a preliminary draft of a registration statement for said offering with the Securities and Exchange Commission. If the Company were to successfully complete this offering, it would receive in excess of $3,700,000 after all offering costs.


    Based on these events, management believes that the Company has the ability to continue operations during the subsequent fiscal year. The accompanying financial statements do not include any adjustments relating to the recoverability and classification of asset values or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

NOTE 2--DESCRIPTION OF BUSINESS.

    The Company was incorporated in the State of New York on March 28, 1995 under the name of Silver Star Ravioli Co., Inc. On July 21, 1997, the Company filed a Certificate of Amendment of Incorporation authorizing the Company to issue an aggregate of up to 15,000,000 shares, $.0001 par value.

    On July 23, 1997, the Board of Directors resolved to approve a 75,000 to 1 stock split for all outstanding shares of common stock prior to that date. The common stock presented in the accompanying financial statements have been retroactively adjusted to reflect this split.

    On July 28, 1997, the Board of Directors resolved to change the name of the Company to Silver Star Foods, Inc. and filed a Certificate of Amendment of the Certificate of Incorporation to that effect.

    The Company is presently a distributor of frozen pasta food products which it markets under the "Silver Star" name. The Company acquires its prepared pre-packaged products from two local manufacturers.

NOTE 3--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES.

    (A) USES OF ESTIMATES:

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

    (B) CASH:

    The Company places its temporary cash investments with high credit quality financial institutions, which at times may be in excess of the FDIC insurance limit.

                            SILVER STAR FOODS, INC.

           DECEMBER 31, 1998 (UNAUDITED) AND MARCH 31, 1998 AND 1997

                    (THE INFORMATION AS AT AND FOR THE NINE
             MONTHS ENDED DECEMBER 31, 1998 AND 1997 IS UNAUDITED)

NOTE 3--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES. (CONTINUED)
    (C) SLOTTING FEES:

    The accompanying financial statements reflect slotting fee expenditures as charges to operations when incurred because (i) none of the slotting fees were supported by written agreements and (ii) management was unable to forecast the future economic benefits, if any, of the expenditures primarily due to the Company's limited operating history. Slotting fees charged to operations for the years ended March 31, 1998 and 1997 were $91,810 and $101,070, respectively, and $78,000 in the nine months ended December 31, 1998.

    (D) INTANGIBLE ASSET:

    The intangible asset, consisting of a tradename is periodically reviewed by management to evaluate its future economic benefits or potential impairment which may affect its recorded value to the Company. The tradename is being amortized on straight-line basis over 15 years.

    (E) DEFERRED FINANCING COSTS:

    In August 1998, the Company completed a bridge financing (as more fully described in Note 12) whereby it raised gross proceeds of $700,000. The Company incurred related costs totalling $260,615, including; underwriters commissions of $84,000, legal fees of $3,015, and the issuance of 56,000 shares of common stock and 56,000 common stock purchase warrants valued at $168,000 and $5,600, respectively. The effective annual interest rate on the notes is approximately 27%. The notes are non-interest bearing.

    The Company is amortizing the deferred financing costs over the life of the related promissory notes which become payable on June 23, 1999. The notes are to be prepaid out of the anticipated proceeds of the Company's initial public offering. In such event, the remaining unamortized financing costs will be simultaneously expensed.

    (F) INCOME TAXES:

    The Company has adopted Statement of Financial Accounting Standards No. 109 ("SFAS 109"), "Accounting for Income Taxes" at its inception. Under SFAS 109, the deferred tax provision is determined under the liability method. Under this method, deferred tax assets and liabilities are recognized based on the differences between the financial statement carrying amount and the tax bases of assets and liabilities using presently enacted tax rates.

    (G) EARNINGS PER SHARE:

    The income (loss) per share for the nine months ended December 31, 1998 and 1997 and the years ended March 31, 1998 and 1997 has been calculated based on the weighted average number of common shares outstanding, giving effect retroactively for the 75,000 to 1 stock split on July 23, 1997 to the beginning of all periods presented. During the periods presented the Company had no common stock equivalents issued or outstanding. Therefore, basic and diluted earnings per share are the same.

                            SILVER STAR FOODS, INC.

           DECEMBER 31, 1998 (UNAUDITED) AND MARCH 31, 1998 AND 1997

                    (THE INFORMATION AS AT AND FOR THE NINE
             MONTHS ENDED DECEMBER 31, 1998 AND 1997 IS UNAUDITED)

NOTE 3--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES. (CONTINUED)
    (H) RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS.

    The Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130 (SFAS 130), "Reporting Comprehensive Income", No. 131 (SFAS 131), "Disclosures about Segments of an Enterprise and Related Information", No. 132 (SFAS 132), Employer's Disclosures about Pension and other Postretirement Benefits and No. 133 (SFAS 133), Accounting for Derivative Instruments and Hedging Activities. Management does not believe that the effect of implementing these new standards will be material to the Company's financial position, results of operations and cash flows.

    In April 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-5 "Reporting on the Costs of Start-Up Activities", which the Company immediately adopted. This Statement of Position had no effect on the Company's financial position, results of operations and cash flows because the Company had previously expensed its start-up costs, such as slotting fees, when incurred.

    (I) UNAUDITED FINANCIAL STATEMENTS:

    The financial statements as at and for the nine months ended December 31, 1998 and 1997 and the information in notes to the financial statements pertaining thereto are unaudited, but include all adjustments, consisting only of normal recurring adjustments, and disclosures which management of the Company considers necessary for a fair presentation of its financial position as at December 31, 1998 and 1997 and the results of its operations, statement of stockholders' equity and cash flows for the nine months then ended.

    The results of operations for the nine month periods ending December 31, 1998 and 1997 are not necessarily indicative of the results that may be expected for the full year.

NOTE 4--ACCOUNTS RECEIVABLE.


    Accounts receivable consist of trade receivables arising in the ordinary course of business and are presented net of estimated discounts and allowances of $22,222, $3,500 and $21,651 as at December 31, 1998 and March 31, 1998 and
1997, respectively. Management continually reviews its trade receivable credit risk and has adequately allowed for potential losses.


NOTE 5--TRADENAME.

    The Company acquired the rights to the "Silver Star" tradename from a related party of the principle stockholder pursuant to an agreement which was formalized in July 1997 at a cost of $205,000. The Company has been using the tradename since it's inception.

NOTE 6--INCOME TAXES.

    At March 31, 1998, the Company had a net operating loss carryforward amounting to approximately $457,000 available to reduce future taxable income which expire in the years 2010 through 2013, which upon recognition may result in future tax benefits of approximately $155,000. At March 31, 1998

                            SILVER STAR FOODS, INC.

           DECEMBER 31, 1998 (UNAUDITED) AND MARCH 31, 1998 AND 1997

                    (THE INFORMATION AS AT AND FOR THE NINE
             MONTHS ENDED DECEMBER 31, 1998 AND 1997 IS UNAUDITED)

NOTE 6--INCOME TAXES. (CONTINUED)
management is unable to determine if the utilization of the future tax benefit is more likely than not and accordingly, the asset of approximately $155,000 has been fully reserved.

    A reconciliation of the statutory income tax effective rate is as follows:

                                                                               FOR THE NINE            FOR THE
                                                                               MONTHS ENDED          YEARS ENDED
                                                                               DECEMBER 31,           MARCH 31,
                                                                           --------------------  --------------------
                                                                             1998       1997       1998       1997
                                                                           ---------  ---------  ---------  ---------
                                                                               (UNAUDITED)
Federal statutory rate...................................................      (34.0%)     (34.0%)     (25.0%)      15.0%
State and local taxes....................................................        0.2        0.3        0.2       31.6
Creation (utilization) of net operating loss carryforward................       34.0       34.0       25.0      (15.0)
                                                                           ---------  ---------  ---------        ---
Effective tax rate.......................................................        0.2%       0.3%       0.2%      31.6%
                                                                           ---------  ---------  ---------        ---
                                                                           ---------  ---------  ---------        ---

NOTE 7--COMMITMENTS AND CONTINGENCIES.

    The Company leases office space from its principal shareholder on a month to month basis at a cost of $1,000 per month and presently has no leasehold obligations. The Company also leases office space from an unrelated party, on a month to month basis, at a cost of $550 per month.

    The Company has entered into two manufacturing agreements for the procurement of product. The first agreement calls for price adjustments semiannually based on cost increases if any, relating to raw materials The second agreement requires the Company to meet certain minimum annual purchase quantities. Failure to meet these minimums could result in price increases to the Company. The Company has never achieved the minimum quantities required.

NOTE 8--TRANSACTIONS WITH MAJOR CUSTOMERS AND SUPPLIERS.

    During the nine months ended December 31, 1998 and 1997, the Company had sales to five customers amounting to approximately 98% and 97%, respectively, of the Company's net sales for the period. For the year ended March 31, 1998 and 1997, these customers amounted to approximately 97% and 95% respectively of the Company's net sales. The loss of any of these customers could be expected to have a material impact on the Company's results of operations in future periods.

    Since its inception, the Company has purchased all of its products from two suppliers. The loss of either of these suppliers could have a material impact on the Company's ability to obtain product for resale to its customers in future periods.

NOTE 9--YEAR 2000.

    The Company recognizes the need to ensure its operations will not be adversely affected by year 2000 software failures. The Company is communicating with suppliers, customers and others with which it does

                            SILVER STAR FOODS, INC.

           DECEMBER 31, 1998 (UNAUDITED) AND MARCH 31, 1998 AND 1997

                    (THE INFORMATION AS AT AND FOR THE NINE
             MONTHS ENDED DECEMBER 31, 1998 AND 1997 IS UNAUDITED)

NOTE 9--YEAR 2000. (CONTINUED)
business to coordinate year 2000 conversion. The cost of achieving compliance is estimated to be a minor increase over the cost of normal software upgrades and replacements.

NOTE 10--BRIDGE LOAN PAYABLE.

    In August, 1998 the Company obtained bridge financing, whereby it raised an aggregate of $700,000 and received net proceeds of $616,000 after underwriter's commissions and before other related expenses. The Company used $400,000 of the proceeds to satisfy the notes payable incurred in the purchase of 1,600,000 shares of the Company's common stock in April and May, 1998.

    In addition to the promissory note in the principal sum of $25,000, each of the 28 units sold includes 2,000 shares of the Company's common stock and 2,000 redeemable common stock purchase warrants. The promissory notes bear no interest and are payable at the earlier of the completion of the Company's planned initial public offering of its common stock, or June 23, 1999.

NOTE 11--ISSUANCE OF STOCK.


    In November 1998, the Company issued 20,000 shares of its common stock valued at $105,000 to its attorney in payment of services rendered in connection with the Company's initial public offering. On March 12, 1998, the attorney was issued 40,000 warrants, the terms of which are identical to the warrants being offered in the Company's initial public offering.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


    NO UNDERWRITER, DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION TO ANY PERSON IN ANY JURISDICTION WHERE SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER DELIVERY OF THIS PROSPECTUS NOR ANY SALE OF SECURITIES HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.


                            ------------------------

                               TABLE OF CONTENTS


                                                    PAGE
                                                    -----
Prospectus Summary.............................           3
The Offering...................................           4
Summary Financial Information..................           6
Risk Factors...................................           7
Use of Proceeds................................          16
Dividend Policy................................          17
Dilution.......................................          18
Capitalization.................................          19
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...................................          20
Business.......................................          23
Management.....................................          30
Principal Shareholders.........................          34
Description of Securities......................          34
Shares Eligible for Future Sale................          36
Selling Security Holders.......................          36
Underwriting...................................          37
Legal Matters..................................          39
Experts........................................          39
Additional Information.........................          39
Financial Statements...........................         F-1


                            ------------------------

    UNTIL            , 1999 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE COMPANY'S SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.


                                     [LOGO]

                                 750,000 UNITS



EACH UNIT CONSISTING OF ONE SHARE OF COMMON STOCK AND TWO COMMON STOCK PURCHASE
                                    WARRANTS


                             ---------------------

                                   PROSPECTUS

                             ---------------------

                         ROYAL HUTTON SECURITIES CORP.


                                          , 1999


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

ITEM 24. INDEMNIFICATION OF OFFICERS AND DIRECTORS

    The New York Business Corporation Law, in general, allows corporations to indemnify their directors and officers against expenses (including attorneys' fees), judgments, fines and settlement amounts actually and reasonably incurred by such person in connection with suits or proceedings, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation. In the case of a criminal action, the director or officer must have had no reasonable cause to believe that person's conduct was unlawful. Under current law, no indemnification may be made if in connection with a proceeding or in the right of the corporation in which the director or officer was adjudged to be liable to the corporation or that person derived an improper personal benefit.

    The Company's Certificate of Incorporation and By-Laws provide that the Company shall indemnify its directors and officers to the fullest extent permitted by New York Law. The Company will enter into an indemnification agreement with each of its directors and officers.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the estimated expenses to be borne by the Company (also referred to herein as the Registrant) in connection with the issuance and distribution of the Securities pursuant to the Offering (other than underwriting discounts and commissions).


SEC registration fee.........................................................     $  2,000.00
NASD filing fee..............................................................     $  1,500.00
Legal fees and expenses......................................................     $100,000.00
Accounting fees..............................................................     $ 90,000.00
Blue Sky fees and expenses...................................................     $ 35,000.00
Printing and engraving expenses..............................................     $ 60,000.00
Miscellaneous................................................................     $ 11,500.00
                                                                                  -----------
    Total fees and expenses..................................................     $300,000.00


*   To be completed by amendment.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

    The following paragraphs set forth certain information with respect to all securities sold by the Company within the past three years without registration under the Securities Act of 1933, as amended (the "Securities Act"). The information includes the names of the purchasers, the date of issuance, the title and number of securities sold and the consideration received by the Company for the issuance of these shares.

    The following securities were issued by the Company without registration under the Securities Act by reason of the exemption from registration afforded by the provisions of Section 4(2) thereof, as transactions by an issuer not involving a public offering:

                                                    TITLE AND
       NAME OF                                      NUMBER OF
      PURCHASER          DATE OF ISSUANCE        SECURITIES SOLD         CONSIDERATION
K & V Investments          July 23, 1997          Common Stock             $200,000
                                                 800,000 Shares
Daniel Kodsi               July 23, 1997          Common Stock             $200,000
                                                 800,000 Shares

    In April 1998 and May, 1998, respectively, the Company repurchased such shares and agreed to repay such investors a total of $400,000 within six (6) months of the date of each repurchase. Such $400,000 amount has been paid from the proceeds of the bridge financing. The Common Shares repurchased were designated as treasury stock and retired after the repurchase. The transaction for such repurchases were undertaken directly between the Company and the investors.



    In September 1998, the Company completed a private placement of 28 units, with each unit consisting of a $25,000 Promissory Note, 2,000 shares of Common Stock and 2,000 Redeemable Common Stock Purchase Warrants. Therefore, an additional 56,000 shares of Common Stock and 56,000 Redeemable Common Stock Purchase Warrants were issued. A list of investors in the private placement is set forth below. The Company believes that the Common Stock and Warrants were issued in a transaction not involving a public offering in reliance upon an exemption from registration provided by Section 4 (2) of the Securities Act of 1933, as amended, and Rule 505 of Regulation D promulgated thereunder. Royal Hutton Securities Corp. acted as placement agent in connection with this private placement and received $84,000 in commissions and non-accountable expenses.



    All investors in the private placement are accredited investors. Daniel Kodsi is an accredited investor. Charles Koegan, the principal of K&V Investments is a sophisticated purchaser.


                                                                 DATE
                                                                  OF        COMMON      WARRANTS
INVESTOR                                                       ISSUANCE   STOCK SOLD      SOLD      CONSIDERATION(1)
-------------------------------------------------------------  ---------  -----------  -----------  ---------------
Richard E. Dwelle............................................   07/10/98       2,000        2,000     $    25,000
Thomas P. Hanrahan...........................................   07/10/98       1,000        1,000     $    12,500
William C. Taylor............................................   07/15/98       2,000        2,000     $    25,000
John K. & Sue A. Korpalski (JTROS)...........................   07/20/98       2,000        2,000     $    25,000
Frank J. Buzolits Trust Dated 08/25/92.......................   08/20/98       2,000        2,000     $    25,000
Ralph L. Cotton (Denver Orthopedic Specialists 401K).........   07/15/98       8,000        8,000     $   100,000
Mary Ellen & Gary Rassel (JTROS).............................   08/24/98       2,000        2,000     $    25,000
Curtis L. Smith & Janice A. Smith (JTROS)....................   07/15/98       2,000        2,000     $    25,000
Lynn J. Bourdon..............................................   08/10/98       2,000        2,000     $    25,000
James F. Reiderer............................................   07/29/98       2,000        2,000     $    25,000
Dean Briggs..................................................   08/11/98       2,000        2,000     $    25,000
Dennis G. Shoff Profit Sharing Plan..........................   07/27/98       2,000        2,000     $    25,000
Jack R. Eaton................................................   07/30/98       2,000        2,000     $    25,000
F. Evernden..................................................   08/03/98       8,000        8,000     $   100,000
Larry E. Morris..............................................   08/17/98       4,000        4,000     $    50,000
Walnut Veal Ranch............................................   08/19/98       1,000        1,000     $    12,500
Bradley A. & Margaret Lewis (JTROS)..........................   08/19/98       2,000        2,000     $    25,000
Felicity A. Nellen...........................................   08/05/98       6,000        6,000     $    75,000
Lou Mauro....................................................   08/20/98       2,000        2,000     $    25,000
Steven Lydon.................................................   08/20/98       2,000        2,000     $    25,000

(1) Represents the amount of the non-interest bearing promissory note issued to the Investor.


    In November 1998 the Company issued 20,000 shares of its Common Stock to Richard I. Anslow, Counsel to the Company, in exchange for legal services rendered. No underwriter was involved in the above transaction. The Company believes that the Securities were issued in a transaction not involving a public offering in reliance upon an exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended.



    In March, 1999, the Company issued 40,000 Common Stock purchase warrants to Richard I. Anslow, Counsel to the Company, in exchange for legal services rendered. No underwriter was involved in the above transaction. The Company believes that the Securities were issued in a transaction not involving a public offering in reliance upon an exemption from registration provided by
Section 4(2) of the Securities Act of 1933, as amended.


ITEM 28. UNDERTAKINGS

    1. The Registrant will, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

        (i) Include any prospectus required by Section 10(a) (3) of the Securities Act;

        (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

       (iii) Include any additional or changed material information on the plan of distribution.

    2. The Registrant will, for determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

    3. The Registrant will file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

    4. The Registrant will provide to the Underwriter at the closing certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser.

    5. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

    6. For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant under Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time the Commission declared it effective.

                                   SIGNATURES


    Pursuant to the requirements of the Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and has duly caused this Amendment No. 3 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on the 15th day of March, 1999.


                                SILVER STAR FOODS, INC.

                                By:              /s/ MICHAEL TROTTA
                                     -----------------------------------------
                                                  Michael Trotta,
                                              CHIEF EXECUTIVE OFFICER,
                                              PRESIDENT AND SECRETARY

                               POWER OF ATTORNEY

    Pursuant to the requirements of the Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

    We, the undersigned officers and directors of SILVER STAR FOODS, INC. hereby severally constitute and appoint Michael Trotta, our true and lawful attorney-in-fact and agent with full power of substitution for us in our stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and all documents relating thereto, and to file the same, with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent in full power and authority to do and perform each and every act and thing necessary or advisable to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, any lawfully do or cause to be done by virtue hereof.


          SIGNATURE                        TITLE                    DATE
------------------------------  ---------------------------  -------------------
                                Chairman of the Board of
                                  Directors, Chief
      /s/ MICHAEL TROTTA          Executive Officer,
------------------------------    President, Chief             March 15, 1999
        Michael Trotta            Financial Officer,
                                  Principal Accounting
                                  Officer and Secretary
      /s/ VINCENT TROTTA        Director
------------------------------                                 March 15, 1999
        Vincent Trotta

      /s/ BARRY SHERMAN         Director
------------------------------                                 March 15, 1999
        Barry Sherman

       /s/ DENNIS LORE          Director
------------------------------                                 March 15, 1999
         Dennis Lore

                                 EXHIBIT INDEX


 1.1       Underwriters Agreement***
 3.1       Certificate of Incorporation and Certificates of Amendments of the Certificate of
           Incorporation*
 3.2       By-Laws of the Company*
 4.1       Form of Common Stock Certificate***
 4.2       Warrant for Purchase of Common Stock of Silver Star Foods, Inc.***
 4.3       Form of Public Warrant Agreement between Silver Star Foods, Inc. and American Stock
           Transfer & Trust Company***

 5.        Opinion of Richard I. Anslow, Esq. of Richard I. Anslow & Associates****

10.1       Employment Agreement--Michael Trotta**

10.3       Agreement between Silver Star Foods, Inc. and Mount Rose Ravioli and Mac Co., Inc.****

10.4       Manufacturers Agreement between the Company and Savignano Foods Corporation*

10.5       Repurchase Agreement between the Company and K&V Investments**

10.6       Financial Advisory and Investment Banking Agreement***

10.7       Broker Contract with Douglas Food Brokers, Inc.***

10.8       Form of Promissory Note issued in the Company's September 1998 Private Placement***

23.1       Independent Auditors Consent****

23.2       Consent of Richard I. Anslow & Associates (contained in Exhibit 5)

27         Financial Data Schedule


------------------------

*   Filed with initial filing of Form SB-2 on December 16, 1997

**  Filed with Amendment Number 1 dated September 25, 1998


*** Filed with Amendment Number 2 dated December 17, 1998



****Filed with Amendment Number 3 dated March 15, 1999